UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
SunPower Corporation
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO ALL SUNPOWER STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:
Date:	Thursday, May 11, 2023

Time:	9:00 a.m. Pacific Time

Place:	Online at www.virtualshareholdermeeting.com/SPWR2023

Virtual Meeting Admission:
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2023. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the online check-in procedures.

Items of Business:	1.	The re-election of three directors to serve as Class III directors on the Board of Directors;
	2.	The approval, in an advisory vote, of our named executive officer compensation;
	3.	The proposal to approve, in an advisory vote, whether a stockholder advisory vote on our named executive officer compensation should be held every (a) year, (b) two years, or (c) three years;
	4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023; and
	5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. On or about March 31, 2023, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2022 Annual Report, via the Internet. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of this notice of the Annual Meeting, the proxy statement, our 2022 Annual Report, and the form of proxy.
All stockholders are cordially invited to attend the Annual Meeting. Only stockholders of record at the close of business on March 15, 2023 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so during the meeting even if such stockholder returned a proxy. SunPower’s list of stockholders as of the Record Date will be available for inspection for 10 days prior to the Annual Meeting. If you would like to inspect the stockholder list, call our Investor Relations department at (408) 240-5500 to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.
Richmond, California	FOR THE BOARD OF DIRECTORS
March 31, 2023

Eileen Evans
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
2023 ANNUAL MEETING OF STOCKHOLDERS

SUNPOWER CORPORATION
1414 Harbour Way South, Suite 1901
Richmond, California 94804
PROXY STATEMENT FOR
2023 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at the Annual Meeting of Stockholders of SunPower Corporation to be held on May 11, 2023 at 9:00 a.m. Pacific Time (the “Meeting Date”), or at any adjournment(s), continuation(s), or postponement(s) of the meeting (the “Annual Meeting”).
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2023. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card.
Online check-in will begin at 8:30 a.m. Pacific Time on the Meeting Date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you should you have any technical difficulties accessing the virtual meeting.
We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2022” mean our 2022 fiscal year, which began on January 3, 2022 and ended on January 1, 2023, while references to “fiscal 2021” mean our 2021 fiscal year, which began on January 4, 2021 and ended on January 2, 2022.
Our principal executive offices are located at 1414 Harbour Way South, Suite 1901, Richmond, California 94804, and our telephone number is (408) 240-5500.
Important Notice Regarding the Availability of Proxy Materials
We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about March 31, 2023, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2022 Annual Report on Form 10-K for the fiscal year ended January 1, 2023 (the “2022 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.
Our proxy solicitation materials and our 2022 Annual Report are available at www.proxyvote.com.
Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about March 31, 2023.
Delivery of Voting Materials
If you would like to further reduce our environmental impact and costs in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the environmental waste and expense of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2022 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.
If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 1414 Harbour Way South, Suite 1901, Richmond, California 94804, Attention: Corporate Secretary, or by calling us at (408) 240-5500.
A copy of our 2022 Annual Report has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our 2022 Annual Report by writing to our Corporate Secretary at 1414 Harbour Way South, Suite 1901, Richmond, California 94804. Upon receipt of such request, we will provide a copy of our 2022 Annual Report without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) for fiscal 2022. Our 2022 Annual Report is also available on our website at https://investors.sunpower.com/financial-information/sec-filings.
Record Date and Shares Outstanding
Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 15, 2023, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 174,901,270 shares of common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”
Board Recommendations
The Board recommends that you vote:
•	“FOR” Proposal One: re-election of each of the nominated Class III directors;
•	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers;
•	For a frequency of “EVERY YEAR” in response to Proposal Three: the approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers; and
•	“FOR” Proposal Four: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.
Voting
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our Restated Certificate of Incorporation (the “Certificate of Incorporation”).
Many of our stockholders hold their shares through a stockbroker, bank, or other nominee, rather than directly. As summarized below, there are distinctions between shares held of record and those beneficially owned.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.
Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank, or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, or to vote your shares during the Annual Meeting.

How to Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following four ways:
(1)
Vote via the Internet before the Meeting Date. Go to www.proxyvote.com to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2023. Have your proxy card in hand when you access the website and then follow the instructions.

(2)
Vote by Telephone at 1-800-690-6903 before the Meeting Date. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2023. Have your proxy card in hand when you call and then follow the instructions. This number is toll free in the United States and Canada.

(3)
Vote by Mail before the Meeting Date. Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

(4)
Vote via the Internet during the Annual Meeting. You may attend the Annual Meeting on May 11, 2023 at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/SPWR2023 and vote during the Annual Meeting. Have your proxy card in hand when you access the website and then follow the instructions.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank, or other nominee by following the instructions provided by your broker, bank, or other nominee. If you wish to vote your shares via the Internet during the Annual Meeting, you must request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described in options (1), (2), and (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Quorum. A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite presence of voting shares has been obtained.
Explanation of Broker Non-Votes and Abstentions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers are prohibited from voting in their discretion on any non-routine proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on a non-routine proposal, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.
Votes Required/Treatment of Broker Non-Votes and Abstentions.
Proposal One – Re-election of Class III Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class III directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.
Proposal Two – Advisory Vote on Named Executive Officer Compensation. The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against Proposal Two.
Proposal Three – Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation. The option of one year, two years or three years that receives the highest number of votes cast by holders of our stock having voting power and in attendance or represented by proxy at the Annual Meeting will be the frequency of future advisory votes on executive compensation that has been recommended by our stockholders. Neither “broker non-votes” nor abstentions will be counted towards the vote total for this proposal.
Proposal Four – Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2023. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. This proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against Proposal Four.
How Your Proxy Will Be Voted
If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of each of Proposals One, Two and Four and for Proposal Three in favor of holding future stockholder advisory votes annually on named executive officer compensation. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.
Revoking Your Proxy
You may revoke your proxy at any time before the Meeting Date by: (1) submitting a later-dated vote by telephone, by mail, or via the Internet before 11:59 p.m. Eastern Time on May 10, 2023 or at the Annual Meeting; or (2) delivering instructions to us at 1414 Harbour Way South, Suite 1901, Richmond, California 94804 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us before the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you are the stockholder of record or if your shares are held in “street name,” you may revoke your proxy by voting electronically at the Annual Meeting.
Solicitation of Proxies
We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.
Voting Results
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Meeting Date.

Note Concerning Forward-Looking Statements
Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “should,” and similar expressions to identify forward-looking statements. Forward-looking statements in this proxy statement or in our 2022 Annual Report include, but are not limited to, our plans and expectations regarding future financial results, expected operating results, business strategies, the sufficiency of our cash and our liquidity, projected costs and cost reduction measures, development and ramp of new products and improvements to our existing products, the impact of recently adopted accounting pronouncements, supply chain challenges, the adequacy of our agreements with our suppliers, our ability to monetize our solar projects, legislative actions and regulatory compliance, competitive positions, management’s plans and objectives for future operations, our ability to obtain financing, our ability to comply with debt covenants or cure any defaults, our ability to repay our obligations as they come due, our ability to continue as a going concern, trends in average selling prices, the success of our joint ventures and acquisitions, warranty matters, outcomes of litigation, cost of compliance with applicable regulations, interest and credit risk, general business and economic conditions in our markets, industry trends, the impact of changes in government incentives, expected restructuring charges, statements regarding the anticipated impact on our business of the COVID-19 pandemic and related public health measures, macroeconomic trends and uncertainties, and the likelihood of any impairment of project assets, long-lived assets, and investments, our ability to obtain necessary environmental permits, our environmental compliance initiatives, our commitment to energy sustainability, our diversity, equity, and inclusion initiative and related programs, our commitments to making renewable energy more accessible for historically underserved communities, increasing workforce diversity, expanding access for customers, ensuring industry equity and dealer and supplier diversity, our environmental, social, and governance initiatives and report, setting and upholding high standards for our employees, officers and directors, and sound corporate governance, and our human capital management strategies and initiatives. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts, and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors,” and elsewhere in our 2022 Annual Report, which accompanies this proxy statement. Please see these and our other filings with the SEC for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS III DIRECTORS
The Board is currently composed of nine directors and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class III directors are scheduled to expire at the Annual Meeting in 2023. The terms of other directors expire in subsequent years.
On April 28, 2011, we and TotalEnergies Solar INTL SAS, formerly known as Total Gas & Power USA, SAS (“TE Solar”), a subsidiary of TotalEnergies SE (“TotalEnergies”), entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, dated June 21, 2011, TE Solar purchased in a cash tender offer approximately 60% of our then outstanding shares of common stock (the “Tender Offer”). In connection with the Tender Offer, we and TE Solar entered into an Affiliation Agreement that governs the relationship between TE Solar and us following the close of the Tender Offer (as amended to date, the “Affiliation Agreement”).
On May 24, 2022, TE Solar and TotalEnergies Gaz & Electricité Holdings France SAS (“Total Gaz,” and collectively, “Sellers”) agreed to sell 50% less one unit of the equity interests in Sol Holding, LLC (“HoldCo”), a newly formed Delaware limited liability company which upon closing of such transaction would be the record holder of all of the shares of our common stock held by Sellers, to GIP III Sol Acquisition, LLC (“GIP Sol”) (the “Transaction”). In connection with the completion of the Transaction on September 12, 2022, TotalEnergies Renewables, GIP Sol, and HoldCo entered into a Letter Agreement concerning certain governance rights with respect to HoldCo and the shares of our common stock held directly by HoldCo (the “Letter Agreement”). Specifically, TotalEnergies Renewables and GIP Sol agreed to, among other things, take all actions necessary to cause HoldCo to designate and elect to our Board such individuals as HoldCo is entitled to appoint pursuant to the Affiliation Agreement; provided, however, that for so long as HoldCo is entitled to appoint at least five directors to our Board, GIP Sol shall have the right to appoint two of such five directors.
In accordance with the terms of the Affiliation Agreement, the Board currently has nine members, composed of our president and chief executive officer, five directors designated by HoldCo, and three independent directors. If the ownership of our voting securities by HoldCo declines below certain thresholds, the number of members of the Board that HoldCo is entitled to designate will be reduced as set forth in the Affiliation Agreement. See “Certain Relationships and Related Persons Transactions—Agreements with TotalEnergies and its Affiliates—Affiliation Agreement.”
The Board has considered and approved the nomination of Peter Faricy, Nathaniel Anschuetz, and Thomas McDaniel, our current Class III directors, for re-election as directors at the Annual Meeting. Mr. Faricy is our president, chief executive officer, and chair of our Board. Mr. Anschuetz is a director designated by GIP Sol pursuant to the Letter Agreement. Mr. McDaniel is an independent director. As previously disclosed, Mr. McDaniel has notified the Board of his intent to retire from the Board. To facilitate a smooth transition, if elected at the Annual Meeting, Mr. McDaniel will continue to serve on the Board until his successor is identified and appointed. Mr. McDaniel first joined the Board in 2009 and the Company is grateful for his many contributions and years of service on the Board. Each nominee has consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named herein. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The Class III directors elected will then hold office until the annual meeting of stockholders in 2026 or until their successors are elected and qualified or until their earlier resignation, removal from office, death, or incapacity.
The Class I directors consist of Jonathan Bram, Vinayak Hegde, and Nathalie Portes-Laville, who will hold office until the annual meeting of stockholders in 2024 or until their successors are elected and qualified or until their earlier resignation, removal from office, death, or incapacity. Mr. Bram is a director designated by GIP Sol pursuant to the Letter Agreement. Ms. Portes-Laville is a TE Solar-designated director. Mr. Hegde is an independent director. The Class II directors consist of Jonathan Fieldsend, Steven Louden, and Vincent Stoquart, who will hold office until the annual meeting of stockholders in 2025 or until their successors are elected or until their earlier resignation, removal from office, death, or incapacity. Mr. Fieldsend and Mr. Stoquart are TE Solar-designated directors. Mr. Louden is an independent director.

Additional information about the Class III director nominees for re-election and the Class I and Class II directors is set forth below.
Class III Directors Nominated for Re-Election at Annual Meeting
Name	Age	Position(s) with SunPower	Director Since
Peter Faricy	56	Director	2021
Nathaniel Anschuetz	35	Director	2022
Thomas McDaniel	73	Director	2009
Peter Faricy has served as our president and chief executive officer and as a member of the Board since April 2021, and chair of the Board since November 2021. Peter Faricy joined our company as president and chief executive officer on April 19, 2021. Mr. Faricy previously served as chief executive officer, Global Direct-to-Consumer, of Discovery Inc. from September 2018 to August 2020, overseeing businesses including Discovery+, Food Network Kitchen, Magnolia, Eurosport Player, and GOLFTV. Prior to Discovery, Mr. Faricy spent 13 years with Amazon.com, Inc., most recently as vice president leading the Amazon Marketplace from January 2009 to September 2018. From July 2006 to January 2009, he served as Amazon’s vice president, music and movies. Prior to Amazon, Faricy held management roles at Borders Group, Ford Motor Company, and McKinsey & Co. He received his MBA with distinction from the University of Michigan and his B.A. in business administration from Michigan State University. Mr. Faricy has served on the University of Michigan Ross School of Business Advisory Board since 2013 and served on the board of directors of Blue Apron Holdings, Inc. from 2020 to 2022.
Mr. Faricy brings significant leadership and management experience to the Board. As our president and chief executive officer, Mr. Faricy provides the Board with insight into our operations and his perspective as the Company’s chief executive. Mr. Faricy also brings to the Board the benefit of his management experience at other large companies and leadership experience through his service on the board of other companies. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Faricy should serve as a director on the Board.
Nathaniel Anschuetz is a principal at Global Infrastructure Partners (“GIP”). Prior to joining GIP in 2012, Mr. Anschuetz was an analyst in the Power & Utilities Coverage Group at Citigroup from June 2010 through June 2012. Mr. Anschuetz holds a B.A. in economics and operations research and a concentration in sustainable development from Columbia College. He is a member of the board of directors of Clearway Energy, Inc., Clearway Energy Group, LLC, and Eolian, L.P.
Mr. Anschuetz brings significant operational and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Anschuetz should serve as a director on the Board.
Thomas McDaniel was executive vice president, chief financial officer, and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Before January 2005, Mr. McDaniel was chair, chief executive officer, and president of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management, and operation of power production facilities. Mr. McDaniel was also chief executive officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products, and services, both domestically and internationally. Mr. McDaniel has served on the Board since February 2009. Mr. McDaniel formerly served as chair of the boards of directors of SemGroup, L.P., a midstream energy services company, and Tendril Networks, Inc., a software-as-a-service energy efficiency company. He formerly served on the advisory boards of Cypress Envirosystems, which develops and markets energy efficiency products, and On Ramp Wireless, a communications company serving electrical, gas, and water utilities. Mr. McDaniel also served on the boards of directors of the Senior Care Action Network (SCAN) from 2000 to 2013 and Aquion Energy, a manufacturer of energy storage systems. Through the McDaniel Family Foundation, he is actively involved in a variety of charitable activities, such as the Boys and Girls Club of Huntington Beach, Heifer International, and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience, including extensive experience growing and operating global electric power businesses, to the Board. In addition, Mr. McDaniel’s prior experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. McDaniel should serve as a director on the Board.
Class I Directors with Terms Expiring in 2024
Name	Age	Position(s) with SunPower	Director Since
Jonathan Bram	57	Director	2022
Vinayak Hegde	53	Director	2021
Nathalie Portes-Laville	44	Director	2021
Jonathan Bram is a founding partner of GIP, a leading independent infrastructure fund manager which manages $87 billion for its investors. GIP is a leading investor in renewables globally and has a current portfolio of 18 gigawatts in operation and 175 gigawatts in development. Mr. Bram serves on GIP’s Investment and Operating Committees and chairs the Investment Committee of its credit funds. Prior to the formation of GIP in 2006, Mr. Bram spent 15 years at Credit Suisse as a managing director in the Investment Banking Division, where he served in a variety of positions including co-head of the Global Industrial and Services Group, chief operating officer of the Investment Banking Division, and co-head of corporate finance for the 150-person U.S. Energy Group. He has experience financing and investing in renewables companies and projects that utilize wind, solar, geothermal, and hydroelectric technologies. Mr. Bram holds a B.A. in economics from Columbia College. He is the chair of the board of directors of Clearway Energy, Inc. and a board member of Chilean Renovables, and he previously served on the boards of Terra-Gen Power, Guacolda Energy, and Channelview Cogeneration.
Mr. Bram brings significant international managerial and business development experience to the Board, including extensive experience growing and managing global electric power businesses, which gives him a valuable perspective on our efforts to manage our business activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Bram should serve as a director on the Board.
Vinayak Hegde has served as the CMO Consumer for T Mobile since February 2022. He served as president of Wheels Up from October 2021 until November 2022, after joining the company in May 2021 as its chief marketplace officer. He oversaw strategy and execution of initiatives across all aspects of Wheels Up, including revenue accountability, product strategy, technology development, business strategy, sales and member experience, and operations. From July 2020 through March 2021, Mr. Hegde served as president and chief operating officer of Blink Health. From September 2018 to July 2020, he served as chief marketing officer of Airbnb Homes, where he was responsible for the growth and marketing of its global business. Mr. Hegde served as global chief marketing officer of Groupon from October 2014 to September 2018, managing marketing, national sales, and revenue management, and as vice president of computational and growth marketing from February 2012 to October 2014. Prior to Groupon, Mr. Hegde spent twelve years with Amazon in a variety of management roles. Mr. Hegde serves as a member of the board of directors of Gannett Co., Inc. He holds a Bachelor of Engineering from National Institute of Technology in Karnataka, India.
Mr. Hegde brings extensive experience in marketing and operations to the Board, as well as significant experience as a public company executive, allowing him to make significant contributions to our strategic business planning. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Hegde should serve as a director on the Board.
Nathalie Portes-Laville serves as a vice president in corporate and project finance for TotalEnergies, based in Paris, France. She has held various positions in finance within TotalEnergies for the past 15 years, first in mergers and acquisitions, then in strategy for the Marketing and Services division of TotalEnergies. She has also served as chief financial officer of TotalEnergies Marketing Puerto Rico, as head of individual shareholders’ relations and as head of pension and employee benefits. During her assignment as head of pension and employee benefits, she was also a director of a French health insurance company. Prior to joining TotalEnergies, Ms. Portes-Laville worked in mergers and acquisitions at UBS Investment Bank in London. Ms. Portes-Laville is a graduate of Hautes Etudes Commerciales (HEC) business school in France.

Ms. Portes-Laville brings significant international business and strategy experience to the Board. Her extensive experience in the energy industry, and particularly in mergers and acquisitions, gives her a valuable perspective on our growth and business development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Portes-Laville should serve as a director on the Board.
Class II Directors With Terms Expiring in 2025
Name	Age	Position(s) with SunPower	Director Since
Jonathan Fieldsend	58	Director	2022
Steven Louden	51	Director	2023
Vincent Stoquart	48	Director	2022
Jonathan Fieldsend has served as vice president of corporate PPAs and renewables marketing at TotalEnergies since 2021. He has over 25 years of experience in energy marketing to both residential and business customers at TotalEnergies, during which time he helped develop TotalEnergies’ UK gas and power marketing business, drove the transformation of TotalEnergies’ French commercial gas and power marketing business, and launched TotalEnergies’ commercial power marketing business in Spain. Mr. Fieldsend also set up TotalEnergies’ distributed generation business outside the United States, launching “at scale” operations in Europe, Middle East, Southeast Asia, and China. Prior to TotalEnergies, Mr. Fieldsend worked in European retail and business operations for American Express from 1987 to 1997. Mr. Fieldsend earned a Bachelor of Arts from University of Hertfordshire, a Master of Science in Information Technology from University of Brighton, and an MBA.
Mr. Fieldsend brings significant international managerial and business development experience to the Board, including extensive experience in energy marketing, which gives him a valuable perspective on our efforts to manage our business activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Fieldsend should serve as a director on the Board.
Steven Louden is a seasoned finance and strategy executive with extensive experience across consumer-oriented industries, including technology, media and entertainment, internet, retail, and financial services. Mr. Louden currently serves as the chief financial officer of Roku, Inc. He led Roku’s successful IPO and has played a pivotal role in the company’s growth trajectory since he joined in 2015. Prior to Roku, Mr. Louden served in various finance capacities at Expedia, Inc., including most recently as its treasurer. Prior to Expedia, Mr. Louden held finance, strategy, and planning roles at Washington Mutual, Inc., McKinsey & Company, and the Walt Disney Company. Mr. Louden holds a B.A. in economics and mathematics from Claremont McKenna College and a M.B.A. from Harvard Business School. He currently serves on the board of directors of Zumiez Inc.
Mr. Louden brings significant operational experience, including extensive experience in finance and strategic roles across multiple industries, to the Board. In addition, Mr. Louden’s experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Louden should serve as a director on the Board.
Vincent Stoquart has served as senior vice president of the Renewables division of TotalEnergies S.E. since December 6, 2021. From October 2019 to December 2021, he served as senior vice president, Refining and Petrochemicals Americas, and president and chief executive officer of Total Petrochemicals & Refining USA, Inc. He was, during this period, also the country chair for TotalEnergies in the United States, based in Houston, Texas. Prior to that, Mr. Stoquart served as senior vice president, Polymers, of Total Refining & Petrochemicals in Brussels, Belgium. From 2012 to 2017, Mr. Stoquart managed TotalEnergies’s Flanders Refinery in Dunkirk, France, before joining Total Global Services where he became president, Total Learning Solutions. Mr. Stoquart began his career with TotalEnergies in 1998 as an engineering project manager at the Feluy Polymers Plant in Belgium, working as a production manager in various positions from 2002 to 2009 before being appointed as human resources and communications manager of the Feluy Plant in 2010. Mr. Stoquart graduated as a mechanical engineer from the Catholic University of Louvain, Belgium. He also has a diploma in aeronautics and aerospace from the von Karman Institute for Fluid Dynamics.

Mr. Stoquart brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on the global energy marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Stoquart should serve as a director on the Board.
Vote Required
Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class III directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS III DIRECTOR NOMINEES.

BOARD STRUCTURE
Controlled Company, Nasdaq Listing Standards
As of March 31, 2023, HoldCo owned greater than 50% of our outstanding voting securities, and we are therefore considered a “controlled company” within the meaning of The Nasdaq Stock Market rules. As long as we remain a “controlled company,” we are exempt from the rules that would otherwise require that the Board be composed of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. This “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and The Nasdaq Stock Market rules that require that our Audit Committee be composed exclusively of independent directors.
Determination of Independence
The Board has determined that three of our nine directors, Mr. Hegde, Mr. Louden, and Mr. McDaniel, each meet the standards for independence as defined by applicable listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Board has also determined that Mr. Faricy, our president, chief executive officer, and chair of the Board, Mr. Anschuetz and Mr. Bram, as directors designated by GIP Sol pursuant to the Letter Agreement, and Mr. Fieldsend, Ms. Portes-Laville, and Mr. Stoquart, as directors designated by TE Solar pursuant to our Affiliation Agreement, are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. There are no family relationships among any of our directors or executive officers.
Leadership Structure and Risk Oversight
The Board has determined that having a lead independent director assist Mr. Faricy as president, chief executive officer, and chair of the Board is in the best interest of our stockholders. The Board believes this structure ensures a greater role for the independent directors in the oversight of our company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders. Mr. McDaniel has served as the lead independent director of our Board since February 2021.
The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the respective charters of each committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from our officers responsible for oversight of particular risks within our company.
Board Meetings
The Board held four regular, quarterly meetings, one annual meeting, and three special meetings during fiscal 2022. During fiscal 2022, each incumbent director, as applicable, attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his or her term. Our independent directors held four meetings with management present, as well as five executive sessions during regular, quarterly meetings without management present, during fiscal 2022.

Board Diversity Matrix
As of March 31, 2023, one of our nine directors is a woman and one of our nine directors is ethnically diverse, identifying as Asian. No directors identified as LGBTQ+.
Total number of directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Number of directors based on gender identity	1	8	—	—

Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Board Committees
We believe that good corporate governance is important to help ensure that we are managed for the long-term benefit of our stockholders. The Board has established committees to help ensure that we maintain strong corporate governance standards. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Additionally, the Board has in the past established, and may in the future establish, ad hoc committees to assist the Board in fulfilling its oversight responsibilities. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available on our website at http://investors.sunpower.com. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 1414 Harbour Way South, Suite 1901, Richmond, California 94804, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.
Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Peter Faricy	—	—	—
Nathaniel Anschuetz	—	—	Member
Jonathan Bram	—	Member	—
Jonathan Fieldsend	—	—	Member
Vinayak Hegde (I)	Member	—	Chair
Steven Louden (I)	Chair	Member	—
Thomas McDaniel (I)(*)	Member	Chair	Member
Nathalie Portes-Laville	—	—	—
Vincent Stoquart	—	Member	—
(1)	(I) Indicates an independent director, and (*) indicates the lead independent director.
Audit Committee
Mr. Louden is the chair of the Audit Committee, appointed in March 2023. Mr. McDaniel served as chair of the Audit Committee from January 2023 to March 2023, and Catherine Lesjak, who resigned from our Board on December 31, 2022, served as chair of the Audit Committee from February 2021 to December 2022. Our Audit

Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of The Nasdaq Stock Market. Each member of the Audit Committee is financially literate and has the financial sophistication required by the applicable listing standards of The Nasdaq Stock Market. The Board has determined that each of Mr. Louden and Mr. McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to their professional experience. Mr. Louden’s and Mr. McDaniel’s relevant professional experience is described above under “Proposal One—Re-Election of Class III Directors.” The Audit Committee held 11 meetings during fiscal 2022.
The purpose of the Audit Committee, pursuant to its charter, is, among other things, to:
•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;
•
assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications, and independence; and (4) the performance of our internal audit function;

•	oversee management’s identification, evaluation, and mitigation of major risks to our company;
•	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board;
•
consider questions of actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers and review and approve proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, provided that any approval of related party transactions may be made only by the disinterested members of the Audit Committee;

•	oversee any waiver of the Code of Business Conduct and Ethics for directors and executive officers; and
•
review at least annually our company’s banking and treasury authorizations and material terms of our credit facilities as they bear on our risk exposures, financial disclosures, internal controls, and legal compliance.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has established procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.
Compensation Committee
Mr. McDaniel is the chair of the Compensation Committee, appointed in March 2022. Two of the four members of the Compensation Committee, Mr. McDaniel and Mr. Louden, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Stoquart and Mr. Bram were designated by TE Solar and GIP Sol, respectively, to be on the Compensation Committee pursuant to our Affiliation Agreement and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Compensation Committee held five meetings during fiscal 2022.
The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:
•	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;
•
the review and preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of The Nasdaq Stock Market;

•	the review and discussion with management of the Compensation Discussion and Analysis section of our annual proxy statement or Annual Report on Form 10-K;

•	oversight of our company compensation philosophy, which may be performance-based, to reward and retain employees based on achievement of goals; and
•	the administration of our equity incentive plans, including the SunPower Corporation 2015 Omnibus Incentive Plan.
We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act, as recommended by the Compensation Committee.
In certain instances, the Compensation Committee has delegated limited authority to our president, chief executive officer, and chair of the Board, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee was at any time during fiscal 2022 one of our officers or employees or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2022, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.
Nominating and Corporate Governance Committee
Mr. Hegde is the chair of our Nominating and Corporate Governance Committee, appointed in March 2022. Two of the four members of the Nominating and Corporate Governance Committee, Mr. Hegde and Mr. McDaniel, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Fieldsend and Mr. Anschuetz were designated by TE Solar and GIP Sol, respectively, to be on the Nominating and Corporate Governance Committee pursuant to our Affiliation Agreement and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee held six meetings during fiscal 2022.
The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:
•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders;
•
the evaluation of whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates as well as the incumbent director’s qualifications, performance as a Board member, and such other factors as the Nominating and Corporate Governance Committee deems appropriate; and

•	the development, maintenance, and recommendation of a set of corporate governance principles applicable to us, and periodically reviewing such principles.
The Nominating and Corporate Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Corporate Governance Committee believes that the members of the Board should reflect a diverse range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, the Nominating and Corporate Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the Board in its oversight role.
The Nominating and Corporate Governance Committee believes the Board should be composed of persons with skills in areas such as:
•	relevant industries, especially solar products and services, financial products, and customer-facing industries;
•	technology and digital transformation;

•	sales and marketing;
•	leadership of large, complex organizations;
•	finance and accounting;
•	corporate governance and compliance;
•	strategic planning;
•	customer experience; and
•	human capital and compensation.
Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board take the following into account:
•	A significant number of directors on the Board should be independent directors, unless otherwise required by applicable law or The Nasdaq Stock Market rules;
•
Candidates should be capable of working in a collegial manner with persons of different educational, business, and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics, including, but not limited to, gender and membership in underrepresented communities;
•	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, or regulatory experience that would inure to our benefit;
•	Candidates shall be individuals of the highest character and integrity;
•	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;
•
Candidates for the Audit Committee and Compensation Committee should have the enhanced independence and financial literacy and expertise that may be required under law or The Nasdaq Stock Market rules;

•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and
•	Candidates shall have the desire to represent the interests of all stockholders.

CORPORATE GOVERNANCE
Stockholder Communications with Board
We provide a process by which stockholders may send communications to the Board, any committee of the Board, our non-management directors, or any particular director. Stockholders can contact our non-management directors by sending such communications to the chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 1414 Harbour Way South, Suite 1901, Richmond, California 94804. Stockholders wishing to communicate with a particular Board member, a particular Board committee, or the Board as a whole may send a written communication to our Corporate Secretary, SunPower Corporation, 1414 Harbour Way South, Suite 1901, Richmond, California 94804. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee, or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
Directors’ Attendance at Our Annual Meetings
Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. All of our directors are expected to attend the 2023 Annual Meeting, and eight of our directors attended our annual meeting of stockholders held on May 12, 2022 (the “2022 Annual Meeting”).
Submission of Stockholder Proposals for the 2024 Annual Meeting
As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders. In connection with our annual meeting of stockholders in 2024, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.
Stockholder Proposals. Only stockholders meeting certain criteria outlined in our Amended and Restated By-Laws (the “By-Laws”) are eligible to submit nominations for election to the Board or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-Laws, stockholders who wish to nominate persons for election to the Board or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting, provided that in the event that an annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board and proposals of other proper business for consideration at the 2024 annual meeting of stockholders must be submitted to us no earlier than January 12, 2024 and no later than February 11, 2024. If the date of the 2024 annual meeting is moved more than 25 days before or after the anniversary date of the 2023 Annual Meeting, the deadline will instead be the close of business on the tenth day following notice of the date of the 2024 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 11, 2024 for the 2024 annual meeting. In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.
Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. In order to be included in our proxy materials for the 2024 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act, the submission deadline for stockholder proposals is December 2, 2023. All written proposals must be received by our Corporate Secretary, at our corporate offices at 1414 Harbour Way South, Suite 1901, Richmond, California 94804 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2024 annual meeting of stockholders.
Recommendation or Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders using the same criteria for evaluation of director candidates described above. Such recommendations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 1414 Harbour Way South, Suite 1901, Richmond, California 94804.
For any nomination of director candidates, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such nomination proposal must include the following:
•	the name, age, business address, residential address, and record address of such nominee;
•	the principal occupation or employment of such nominee;
•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;
•	any information relating to the nominee that would be required to be disclosed in our proxy statement;
•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;
•
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

•
to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director on the date of such stockholder’s notice;

•
a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by, or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.
If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board will make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.
Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Corporate Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Corporate Governance Committee currently has not set specific minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership, and financial, marketing, or business knowledge and experience. See “Board Structure—Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles
We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:
•	oversight responsibilities of the Board;
•	election and responsibilities of the lead independent director;
•	role of Board committees and assignment and rotation of members;
•	review of the Code of Business Conduct and Ethics and consideration of related party transactions;
•	independent director meetings without management and with outside auditors;
•	Board’s access to employees;
•	annual review of director compensation;
•	membership criteria and selection of the Board
•	annual review of Board performance;
•	director orientation and continuing education;
•	stock ownership guidelines for certain of our executive officers and directors;
•	annual review of performance and compensation of executive officers; and
•	succession planning for key executive officers.
Our Corporate Governance Principles are available on our website at http://investors.sunpower.com.
Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures
It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer, and principal accounting officer), as well as to our suppliers, vendors, partners, and other parties that represent us, and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpower.com/corporate-governance/governance-overview under the tab for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 1414 Harbour Way South, Suite 1901, Richmond, California 94804, Attention: Corporate Secretary. If we amend our Code of Business Conduct and Ethics or grant a waiver applicable to our principal executive officer, principal financial officer, or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under our Corporate Governance Principles, the Audit Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.
Pursuant to our Corporate Governance Principles and the charter of our Audit Committee, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, in compliance with the applicable Nasdaq Stock Market rules. A related party transaction will only be approved if the Audit Committee determines that it is in our best interests. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions
Other than the compensation agreements and other arrangements described herein, and the transactions described below, since the start of our last fiscal year on January 2, 2022, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party:
•	in which the amount involved exceeded or will exceed $120,000; and
•
in which any director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Transactions and Agreements with TotalEnergies and Its Affiliates
In June 2011, TE Solar completed a cash tender offer to acquire 60% of our then outstanding shares of common stock at a price of $23.25 per share, for a total cost of approximately $1.4 billion. In December 2011, we entered into a Private Placement Agreement with Total, under which Total purchased, and we issued and sold, 18.6 million shares of our common stock for a purchase price of $8.80 per share, thereby increasing Total's ownership to approximately 66% of our outstanding common stock as of that date.
On May 24, 2022, Total and Total Gaz (collectively, “Sellers”) agreed to sell 50% less one unit of the equity interests in HoldCo, which upon closing of such transaction would be the record holder of all of the shares of our common stock held by Sellers, to GIP Sol (and such transaction, the “Transaction”).
On September 12, 2022, Sellers closed the Transaction. In connection with the completion of the Transaction, TotalEnergies Renewables, GIP Sol, and HoldCo entered into a Letter Agreement, dated September 12, 2022, concerning certain governance rights with respect to HoldCo and the shares of our common stock held directly by HoldCo. Specifically, TotalEnergies Renewables and GIP Sol agreed to, among other things, take all actions necessary to cause HoldCo to designate and elect to our board of directors (the “Board”) such individuals as HoldCo is entitled to appoint pursuant to the Affiliation Agreement; provided, however, that for so long as HoldCo is entitled to appoint at least five directors to our Board, GIP Sol shall have the right to appoint two of such five directors. The Letter Agreement also contained certain provisions on voting and on the transfer of HoldCo interests and common stock of the Company.
For the year ended January 1, 2023, ownership of our outstanding common stock by TotalEnergies SE and its affiliates, and GIP Sol, was approximately 50%. Subsequent to the spin-off of Maxeon Solar Technologies, Ltd. (“Maxeon Solar”) completed on August 26, 2020 (the “Spin-Off”), Total received a pro rata distribution of ordinary shares of Maxeon Solar, and its percentage ownership of shares of SunPower did not change.
Sale of the C&I Solutions Business
On February 6, 2022, we signed an Equity Purchase Agreement (the “Definitive Agreement”) with TotalEnergies Renewables USA, LLC, a Delaware limited liability company and wholly owned subsidiary of TotalEnergies SE, for the sale of our Commercial and Industrial Solutions (“C&I Solutions”) business for a preliminary purchase price of $190.0 million, subject to the terms and considerations set forth in the Definitive Agreement. The transaction closed on May 31, 2022, and upon closing, we received net cash consideration of $149.2 million based on the estimated net assets of the business on that date.
Affiliation Agreement
In April 2011, we and TE Solar entered into an Affiliation Agreement that governs the relationship between TE Solar and us. Until the expiration of a standstill period specified in the Affiliation Agreement (the “Standstill Period”), and subject to certain exceptions, TE Solar, TotalEnergies SE, and any of their respective affiliates and certain other related parties (collectively, the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning our shares in excess of certain thresholds, or request us or our independent directors, officers, or employees to amend or waive any of the standstill restrictions applicable to the Total Group. The Standstill Period ends when TE Solar holds less than 15% ownership of us.
The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% our outstanding voting power and imposes certain limitations on the Total Group’s ability to transfer 40% or more of our outstanding shares or voting power to a single person or group that is not a direct or indirect subsidiary of TotalEnergies SE. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to our Board.
The Affiliation Agreement provides TE Solar with the right to maintain its percentage ownership in connection with any new securities issued by us, and TE Solar may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.
The Affiliation Agreement also imposes restrictions with respect to our and our Board’s ability to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by TE Solar and other actions that require stockholder approval by TE Solar.
On April 19, 2021, we entered into an amendment to the Affiliation Agreement with TE Solar (the “April Affiliation Agreement Amendment”). The April Affiliation Agreement Amendment provided that our Board would include 11 members, composed of our president and chief executive officer, our immediate past chief executive officer, (“Mr. Werner”), six directors designated by TE Solar, and three non-TE Solar-designated directors. If the ownership of our voting securities by TE Solar, together with the controlled subsidiaries of TotalEnergies SE, declines below certain thresholds, the number of members of the Board that TE Solar is entitled to designate will be reduced as set forth in the Affiliation Agreement. Pursuant to the April Affiliation Agreement Amendment, Mr. Werner resigned from his position as a member of the Board on November 1, 2021. On October 29, 2021, we entered into a further amendment to the Affiliation Agreement (the “October Affiliation Agreement Amendment”), which provided that our Board would remain at 11 members until March 31, 2022 and allowed for the appointment of one additional independent director to fill the vacancy created by Mr. Werner’s resignation from the Board, which was filled as of December 31, 2021. The October Affiliation Agreement Amendment further provided that, after March 31, 2022, the Board would revert to nine members, at which time one independent director and one TE Solar designee would resign from the Board. As previously disclosed, on March 31, 2022, one independent director and one TE Solar designee resigned from the Board, and the Board reverted to nine members as of such date.
In accordance with the Letter Agreement entered into by TotalEnergies Renewables, GIP Sol, and HoldCo on September 12, 2022, GIP had the right to appoint two designees to our Board. On September 23, 2022, two TE Solar designees resigned from the Board, and on September 26, 2022, the Board appointed two GIP designees.
Cooperation Agreement
In December 2020, we entered into a strategic Cooperation Framework Agreement (the “Cooperation Agreement”) with TotalEnergies that governs the ongoing relationship between us and TotalEnergies with respect to development and sale of certain future commercial solar power projects. As a result of the sale of our C&I Solutions business on May 31, 2022, we transferred our obligations under the Cooperation Agreement to TotalEnergies Renewables.
4.00% Debentures Due 2023
In December 2015, we issued $425.0 million in principal amount of our 4.00% senior convertible debentures due 2023 (the “4.00% debentures due 2023”). An aggregate principal amount of $100.0 million of the 4.00% debentures due 2023 was acquired by TotalEnergies. The 4.00% debentures due 2023 are convertible into shares of our common stock at any time. When issued, the initial conversion rate in respect of the 4.00% debentures due 2023 was 32.7568 shares of common stock per $1,000 principal amount of debentures (which was equivalent to an initial conversion price of approximately $30.53 per share). After giving effect to the spin-off (the “Spin-Off”) of Maxeon Solar Technologies, Ltd. (“Maxeon Solar”), effective September 1, 2020, the conversion rate adjusted to 40.1552 shares of common stock per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $24.90 per share), which provides TotalEnergies the right to acquire up to 4,015,515 shares of our common stock. Notice of the conversion rate adjustment was delivered to Wells Fargo Bank, National Association, the trustee, in accordance with the terms of the indenture governing the 4.00% debentures due 2023. The applicable conversion rate may further adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 4.00% debentures due 2023.
On January 17, 2023, we repaid the outstanding principal amount of $425.0 million of our 4.00% debentures due 2023, $100 million of which were held by TotalEnergies, as well as the remaining interest on the 4.00% debentures due 2023 of $8.5 million which was payable upon maturity.

Agreements with Maxeon Solar
In connection with the Spin-Off, we entered into certain agreements with Maxeon Solar, including a transition services agreement, supply agreement, and collaboration agreement.
During the second quarter of fiscal 2022, we entered into a First Amendment to the Cross License Agreement (the “Amendment”) with Maxeon Solar to amend the Cross License Agreement that we entered into in connection with the Spin-Off, pursuant to which the Company and Maxeon Solar exclusively and non-exclusively licensed certain intellectual property rights. The Amendment provides for certain adjustments to the scope of Maxeon Solar’s non-exclusive license to the Company. In connection with the Amendment and in anticipation of the expiration of the Collaboration Agreement with Maxeon Solar in August 2022, the Company and Maxeon Solar also entered into ancillary agreements providing for the settlement of certain payments due under the Collaboration Agreement as well as transition services arrangement, the sublease, subject to landlord consent, of the research and development facility located in San Jose, California, the transfer of certain assets, and support to complete a collaboration project that was completed in fiscal 2022.
We recorded a net loss of $4.3 million in the fiscal year ended January 1, 2023 in connection with the above agreements, that is presented within “research and development expenses” and “sales, general, and administrative expense” on our consolidated statements of operations included in our Annual Report on Form 10-K for the year ended January 1, 2023, filed with the SEC on March 10, 2023.
The below table summarizes our transactions with Maxeon Solar for the fiscal year ended January 1, 2023:
(In thousands)	January 1, 2023
Purchases of photo-voltaic modules	$190,633
Research and development expenses reimbursement received	18,626
Income (expense) from transition services agreement, net	(350)
Sublease income	639
The Company had the following balances related to transactions with Maxeon Solar as of January 1, 2023:
(In thousands)	January 1, 2023
Prepaid and other current assets	$607
Accrued liabilities	11,239
Accounts payable	38,486
Other long-term liabilities	1,458

AUDIT COMMITTEE REPORT
The Audit Committee of the Board serves as the representative of the Board with respect to its oversight of:
•	our accounting and financial reporting processes and the audit of our financial statements;
•	the integrity of our financial statements;
•	our internal controls;
•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;
•	the independent registered public accounting firm’s appointment, qualifications, and independence;
•	the performance of our internal audit function; and
•	enterprise risk, including privacy and data security risk.
The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of financial statements and in assignments unrelated to the audit, reviews our independent registered public accounting firm’s fees, and pre-approves services to be provided by our independent registered public accounting firm.
The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 1, 2023 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board.
Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles and the effectiveness of our internal control over financial reporting.
The Audit Committee reports as follows:
(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2022 with our management.
(2)
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC.

(3)
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.
Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023, as filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven Louden, Chair
Vinayak Hegde
Thomas McDaniel

DIRECTOR COMPENSATION
The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2022. The table does not include (i) Mr. Faricy, who did not receive additional compensation for his service on the Board, given his position as chief executive officer, or (ii) for Mr. Louden, who was appointed to the Board on March 10, 2023 and began receiving compensation for his service on the Board in fiscal 2023.
2022 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
TE Solar- and GIP Sol-designated members of the Board(1)	—	—	—
Vinayak Hegde	100,000	200,038	300,038
Thomas McDaniel	125,000	200,038	325,038
Catherine Lesjak(5)	100,000	200,038	300,038
Patrick Wood III(6)	25,000	50,000	75,000
(1)
The TE Solar-designated members of the Board include Nathalie Portes-Laville, Vincent Stoquart, and Jonathan Fieldsend. The GIP Sol-designated members of the Board include Jonathan Bram and Nathaniel Anschuetz. Bernadette Baudier, a former TE Solar-designated member of the Board, resigned on April 21, 2022 and was replaced by Mr. Fieldsend. François Badoual, a former TE Solar-designated member of the Board, resigned on September 23, 2022 and was replaced by Mr. Bram. Laurent Wolffsheim, a former TE Solar-designated member of the Board, resigned on September 23, 2022 and was replaced by Mr. Anschuetz. Franck Trochet, a former TE Solar-designated member of the Board, resigned on March 31, 2022.

(2)
The amounts reported in this column represent the aggregate cash retainers received by the non-employee directors for fiscal 2022, but do not include amounts reimbursed to the non-employee directors for expenses incurred in connection with attending Board and committee meetings.

(3)
The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for restricted stock units granted to our non-employee directors in fiscal 2022. See Note 16 to our consolidated financial statements in our 2022 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. Restricted stock units are fully vested on the date of grant. Each of Mr. Vinayak, Mr. McDaniel, and Ms. Lesjak were granted 10,925 restricted stock units during fiscal 2022.

(4)	As of January 1, 2023, no non-employee directors held stock awards or stock options.
(5)	Ms. Lesjak served as a member of the Board throughout fiscal 2022 and resigned on December 31, 2022.
(6)	Mr. Wood served as a member of the Board until March 31, 2022.
2022 Director Compensation Program
The SunPower Outside Director Compensation Policy provides for the compensation set forth below for our non-employee directors, other than the TE Solar- and GIP Sol-designated directors:
•
an annual fee of $300,000 ($100,000 in cash ($25,000 delivered quarterly) and $200,000 in the form of fully vested restricted stock units) for our non-employee directors (other than the chair of the Board) for service on the Board and on Board committees;

•
if our chair is an independent director, an annual fee of $350,000 ($87,500 delivered quarterly in the form of restricted stock units) to our chair of the Board for service on the Board and on Board committees; and

•	an additional annual fee of $25,000 ($6,250 delivered quarterly) to the lead independent director.
The Compensation Committee assessed the competitiveness of director compensation compared to the same compensation peers used to assess named executive officer compensation.
As part of its assessment, the Compensation Committee also considered the relative workload and responsibilities borne by the independent directors, which we believe are higher than many other public companies for a number of reasons, including the fact that we have a controlling stockholder, that there are relatively fewer independent directors on the Board, and that each of them serves on, or chairs, multiple committees. We review director pay on an annual basis to monitor for changes in competitive pay levels and workload and responsibilities.
The Policy provides that these annual fees are prorated on a quarterly basis for any director that joins the Board during the year. The $25,000 additional fee payable to the lead independent director is paid in cash. All fees payable to the chair of the Board are paid in the form of restricted stock units. The annual fees payable to our other non-employee directors are paid on a quarterly basis, 33% in cash on or about the date of the quarterly Board meeting and 67% in the form of fully vested restricted stock units on the eleventh day in the second month of each quarter (or on the next trading day if such day is not a trading day). The number of restricted stock units is calculated by dividing the aggregate dollar value of the amount payable for the quarter by the closing price of the common stock on the eleventh day of the second month of such quarter or the first trading date immediately thereafter, if such day falls on a weekend or holiday. Any fractional shares resulting from this calculation are rounded up to a full share. The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Faricy is our chief executive officer, he is not separately compensated for his service as chair of the Board. Similarly, because each of our TE Solar- and GIP Sol-designated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.
Stock Ownership Guidelines
We have stock ownership guidelines for our chief executive officer, certain executive officers, and non-employee directors (excluding TE Solar- and GIP Sol-designated directors). Under the guidelines and subject to certain exceptions, non-employee directors are expected to own shares of our common stock that have a value equal to five times the annual cash retainer they receive for serving on the Board, with ownership measured at the end of each calendar year. Each non-employee director is expected to maintain ownership at or above the threshold applicable to them beginning five years after first becoming subject to the guidelines. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. The non-employee directors were required to satisfy the stock ownership guidelines beginning on the earlier of five years after their implementation in 2015 or five years following becoming subject to such guidelines. Ms. Lesjak and Mr. McDaniel each owned stock with a value in excess of the guidelines as of the end of 2022. Mr. Hegde, who joined our Board on December 31, 2021, will become subject to the guidelines on December 31, 2026. Mr. Louden, who joined our Board on March 10, 2023, will become subject to the guidelines on March 10, 2028.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to again vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections for additional details about our executive compensation programs, including information about the fiscal 2022 compensation of our named executive officers.
2022 Compensation Features. Our compensation programs are intended to attract, retain, and reward executive officers who contribute to SunPower’s success and to align their pay outcomes with the Company’s short-term and long-term performance. The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals. In fiscal 2022, the program features incorporated by the Compensation Committee to implement the executive compensation philosophy stated above included a performance-based cash bonus program and long-term incentives in the form of time- and performance-based restricted stock units, in each case tied to achievement of corporate performance targets, and the measurement of individual performance based on each named executive officer’s achievement of his or her personal key results, annual objectives, and adherence to company values, as further described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections.
Our financial and operational performance was the key factor in the compensation decisions and outcomes for fiscal 2022, as further described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections. One of the core tenets of our executive compensation philosophy is our emphasis on performance-based pay.
As highlighted in the Compensation Components chart in the “Compensation Discussion and Analysis” section, in fiscal 2022, a large portion of our named executive officers’ target compensation (88% for our chief executive officer and averaging 82% for our other named executive officers) consisted of performance-based pay in the form of annual bonus programs and long-term equity incentives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific compensation item, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that, on an advisory basis, the compensation of SunPower’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narratives and descriptions in SunPower’s proxy statement for the Annual Meeting, is hereby APPROVED.”
Vote Required
The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against this proposal.

Although the say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee, or the Board, the Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, ON A NON-BINDING, ADVISORY BASIS.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also require us to ask our stockholders to vote at the Annual Meeting, on an advisory (non-binding) basis, on how frequently we should seek future advisory votes on the compensation of our named executive officers. In voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years.
While we will continue to monitor developments in this area, our Board believes that an advisory vote to approve executive compensation every year is appropriate. This will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the executive compensation of our named executive officers.
Based on the factors discussed, our Board recommends that future advisory votes to approve executive compensation occur every year until the next advisory vote on the frequency of advisory votes to approve executive compensation. Stockholders are not being asked to approve or disapprove our Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.
Vote Required
The option of one year, two years or three years that receives the highest number of votes cast by holders of our stock having voting power and in attendance or represented by proxy at the Annual Meeting will be the frequency of future advisory votes on executive compensation that has been recommended by our stockholders. Neither “broker non-votes” nor abstentions will be counted towards the vote total for this proposal.
Although the frequency of say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board, our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our proposed frequency, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY YEAR AS THE FREQUENCY WITH WHICH OUR STOCKHOLDERS WILL BE PROVIDED FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC ON A NON-BINDING, ADVISORY BASIS.

EXECUTIVE OFFICERS
Biographical information for our executive officers, other than Mr. Faricy, is listed below. Biographical information for Mr. Faricy, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal One—Re-Election of Class III Directors.”
Name	Age	Position
Peter Faricy	56	President, Chief Executive Officer, and Chair of the Board
Guthrie Dundas	38	Vice President, Finance, Treasurer, and Interim Chief Financial Officer
Derek Kuzak	47	Executive Vice President, Operations
Jason MacRae	50	Executive Vice President, SunPower Financial
June Sauvaget	44	Executive Vice President, Chief Marketing Officer
Guthrie Dundas has been serving as interim Chief Financial Officer since August 2022. Mr. Dundas has served as our Vice President, Project Finance, since March 2020 and also as Treasurer since July 2020. Prior to March 2020, Mr. Dundas was the owner of Ponderosa Capital Solutions, LLC, which provided advisory services on corporate and project capital formation starting in April 2019. Prior to that, Mr. Dundas spent nearly a decade at SunPower where he held a variety of roles in financing until February 2019, including leading the residential project finance and financial products teams. Mr. Dundas received his bachelor’s degree in economics and mathematics from Pomona College and an MBA from the University of California, Berkeley.
Derek Kuzak serves as Executive Vice President, Operations. He spent the last 16 years of his career at Amazon, where he held numerous leadership positions. Most recently, Mr. Kuzak led Supply Chain for Amazon’s Private Brands, where he was responsible for building and operating a global distribution network, developing new production planning systems and streamlining Amazon’s product development process. He previously led Product Management and Operations for Amazon’s European Marketplaces and was general manager for the U.S. Books business. Prior to Amazon, Mr. Kuzak worked for six years as a structural engineer designing bridges and tunnels for Parsons Brinckerhoff, a global transportation engineering firm. Mr. Kuzak holds an MBA and a Bachelor of Science in civil engineering from the University of Washington.
Jason MacRae serves as Executive Vice President, SunPower Financial. He has more than 20 years of experience at the intersection of financial services, software engineering, and data science. Before SunPower, Mr. MacRae served as Chief Data Officer, Investment Research and Management at Capital Group, the world's sixth largest asset manager, with over $2 trillion under management. Before Capital Group, he was General Manager of Amazon Lending, the Amazon business unit that provides financing solutions to Amazon customers globally. Mr. MacRae also served for four years as a Director of Research Science at Amazon, in the Marketplace division. Earlier in his career, he spent seven years at Morgan Stanley, where he was Global Co-Head of Credit Solutions. Mr. MacRae holds a bachelor's degree in physics from Harvard University.
June Sauvaget serves as our Executive Vice President, Chief Marketing Officer. Ms. Sauvaget brings more than two decades of experience introducing and scaling global brands into international markets, including her time as global head of consumer and product marketing for Spotify. Prior to SunPower, Ms. Sauvaget served as chief marketing officer at B2B financial services tech firm Brex. She earned her Bachelor of Science in business administration at San Francisco State University.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed review and analysis of the compensation policies applicable to our Named Executive Officers (NEOs) during the fiscal year ending January 1, 2023. Our NEOs include our President and Chief Executive Officer, interim Chief Financial Officer, the next three most highly compensated executive officers serving as of January 1, 2023, and former Executive Vice President and Chief Financial Officer, who was not serving in such role as of January 1, 2023.
Name	Title
Peter Faricy	President and Chief Executive Officer
Guthrie Dundas	Interim Chief Financial Officer
Manavendra Sial(1)	Former Executive Vice President and Chief Financial Officer
Jason MacRae	Executive Vice President, SunPower Financial
Derek Kuzak	Executive Vice President, Operations
June Sauvaget	Executive Vice President, Chief Marketing Officer
(1)	Mr. Sial served as our Executive Vice President and Chief Financial Officer until August 29, 2022.
Executive Summary
The goal of our compensation programs is to align our NEOs’ interests with those of our stockholders by rewarding performance against predetermined performance goals. The Compensation Committee (the “Committee”) designs these goals with the ultimate objective of increasing stockholder value. Our Committee has adopted an executive compensation philosophy designed to deliver competitive NEO total compensation upon the achievement of the established performance objectives and attainment of individual performance goals. In order to effectively tie our NEOs’ interests with those of our stockholders, a significant portion of each NEO’s total pay is tied to Company performance (see the “2022 Compensation Components” chart below).
For fiscal 2022, our established performance objectives were the key factors in determining compensation outcomes for the year, consistent with our commitments regarding pay for performance and corporate stewardship. Highlights of our 2022 NEO compensation outcomes include:
•
Commitment to pay for performance. A significant portion of our NEOs’ target compensation (88% for our Chief Executive Officer and an average of 82% for our other NEOs) consists of short-term incentives and long-term equity incentives.

•
Short term incentive payouts below target[1]. Our short-term incentive program incorporates multiple corporate financial and other performance targets that we believe align our compensation practices with our business goals and, correspondingly, align executives’ interests with those of our stockholders. Achievement of financial performance targets - Adjusted EBITDA (30%) and operating cash (20% - adjusted cash from operations); safety performance, measured as our total recordable injury rate (10%); customer experience and growth - total time to resolution (20%) and new customer count (20%); combined with individual performance modifiers, determined the actual payouts under our short-term incentive programs (specifically, the 2022 Executive Performance Bonus Program, which we refer to as our “Executive Bonus Program” and the Leadership Incentive Bonus Plan, which we refer to as our “LIBP”) for our NEOs. Our overall corporate performance for fiscal 2022 resulted in a payout of 56.1% of target based on attainment of the predetermined performance goals. Individual performance modifiers (which ranged from .9 to 1.0 times the final formula-driven bonus amount for each NEO besides Mr. Sial, who did not receive a 2022 bonus payout) were multiplied against the final formula-driven award amount to determine the final payout for each NEO. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Non-Equity Incentive Plan Compensation.”

•
Performance-based restricted stock units (PSUs) earned at 82.4%[1]. PSUs granted in 2022 to Mr. Faricy and Mr. MacRae were earned based on partial achievement of the predetermined 2022 performance targets established for the customer count (40%), EBITDA per customer (40%), and operating cash (20%) metrics. For fiscal 2022, performance for operating cash fell below the minimum performance level, so no payout was earned for the portion of the PSUs tied to that metric. The weighted payout was 51.5% for the customer count metric and 30.9% for our EBITDA per customer metric, for a total of 82.4% of the 2022 units being eligible for payout at the applicable vesting dates (awards vest ratably over a four-year period, subject to continued employment, with the first vest date being March 1, 2023). Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Equity Incentive Plan Compensation.” Note that Mr. Sial forfeited his 2022 PSUs upon his termination of employment.
Definitions of the performance metrics under the short- and long- term incentive programs are as follows:
1.	“Adjusted EBITDA” shall be equal to the equivalent non-GAAP amounts reported and defined in the Company’s earnings release for the Performance Period.
2.	“Operating Cash” includes project finance cash; does not include corporate financing, M&A, Legacy and C&I Solutions proceeds, and withhold to cover for RSUs.
3.	“Adjusted EBITDA per Customer” means residential adjusted EBITDA per customer in dollars. Non-GAAP adjusted Residential EBITDA excludes product & digital investment for Residential only.
4.	“Customer Count” represents the total number of customers that have been recognized as revenue over the year.
5.	“Total Time to Resolution” measures the time it takes to resolve a customer query from initial customer contact to SunPower right through to the final closure of the issue measured at the TP90.
6.	“Total Recordable Injury Rate” means the number of recordable safety incidents times number of hours worked divided by 1,000,000 hours worked.
At our 2022 Annual Meeting, our stockholders voted to approve, on an advisory basis, our NEO compensation, as disclosed in the proxy statement for that meeting. We refer to this vote as our “say-on-pay” vote. Our Committee considered the results of the say-on-pay vote (which received approximately 96% approval of the votes cast) when determining NEO compensation. Subsequently, our Committee decided to maintain the general framework of our fiscal 2021 NEO compensation policies and programs for fiscal 2022, with certain modifications to our Executive Bonus Plan/LIBP, including: moving to a full annual measurement period; eliminating the corporate key results modifier; moving to linear proration; increasing the maximum individual performance modifier from 1.2 to 1.3 times the final formula-driven award amount; and incorporating a customer metric focused on growth and customer experience to better align with the go-forward strategic priorities. The Committee believes these programs, with the aforementioned modifications, continue to be in the best interest of our stockholders.
The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables, and the related disclosure appearing in the section entitled “Executive Compensation” below.
General Philosophy and Objectives
In fiscal 2022, we continued to operate a compensation program designed primarily to reward our NEOs based on our financial performance and the achievement of corporate objectives consistent with increasing long-term stockholder value. Our 2022 executive compensation program was based on the following primary objectives:
•	Attract, retain, and reward executive officers who contribute to SunPower’s success;
•	Align compensation programs with company short- and long- term performance; and
•	In doing so, align executive compensation with long-term stockholder value.
In accordance with this philosophy, our Committee follows a disciplined process for adopting executive compensation programs and implementing individual executive officer pay actions. This process includes the evaluation of competitive market data, a review of each executive officer’s role and individual performance, and consultation with the Committee’s independent compensation consultant, as described below. The Committee retains discretion to adjust payouts when it deems necessary or appropriate.
We believe the mix of base salary, short-term incentive awards, and time- and performance-based equity awards provides proper incentives without encouraging excessive risk-taking. Therefore, the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Determining Compensation
Our Committee is responsible for managing executive officer compensation, including compensation for our NEOs, in a manner consistent with our compensation philosophy. In accordance with the “controlled company” exception under the applicable listing standards of The Nasdaq Stock Market, our Committee is composed of two independent directors and two directors designated by TotalEnergies and GIP, respectively. We also have a Section 16 Subcommittee of the Committee which consists solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act.
The Committee establishes our compensation philosophy and objectives and annually reviews and, as necessary and appropriate, adjusts each NEO’s compensation. During fiscal 2022, the Committee reviewed peer and broader market survey data for the companies in our peer group. Individual NEO pay positioning relative to the market reference points varies based on experience, scope of responsibilities, individual performance, and total direct compensation target relative to the competitive market analysis.
Our Committee considered the advice of its independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, our performance, our business plan, and individual performance, and then applied their judgment and experience to determine appropriate compensation for our NEOs. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program, and management presented its recommendations regarding base salary, time- and performance- based equity awards, and performance targets under our Executive Bonus Plan to the Committee for its review and consideration. The Committee accepts, rejects, or modifies management's recommendations regarding compensation for the NEOs, other than our Chief Executive Officer. The Committee also approves, after evaluating and/or modifying, management’s recommendations on various performance targets and milestones. The Chief Executive Officer was not present when the Committee reviewed his compensation. The Committee recommended the Chief Executive Officer’s compensation to the Board for their approval.
Independent Compensation Consultant
In fiscal 2022, the Committee directly engaged and retained Semler Brossy Consulting Group, LLC (“Semler Brossy”), a compensation consulting firm, as its independent compensation consultant based on its deep market experience in the industries in which we compete for talent. The Committee solicited and reviewed proposals from several firms in 2018, when it first determined to engage Semler Brossy.
In fiscal 2022, Semler Brossy advised the Committee in connection with the evaluation of our compensation practices, developing and implementing our executive compensation program and philosophy, and establishing specific compensation targets for fiscal 2022. Other than advising the Committee on director pay, Semler Brossy provides no other services to SunPower. The Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, the Committee determined that Semler Brossy is independent, and no conflict of interest has been raised by their work.
Peer Group and Market Analysis
Each year the Committee reviews and approves a peer group for its independent compensation consultant, Semler Brossy, to use as part of its annual assessment of competitive compensation levels and program design elements for our NEOs.
In fiscal 2022, the Committee reviewed a watchlist of companies that could be added to the peer group at some time, but after further analysis determined to keep the peer group established in 2021. This peer group incorporates companies: in the technology, energy, and utilities industries that focus on technology solutions for end users; with asset-light business models; that have a mix of business-to-business and business-to-consumer sales; and with revenues ranging from one-third to three times SunPower revenues.
The Committee considered pay levels and practices of all peer companies but put particular focus on a smaller core peer group of four companies (Itron, Inc., Enphase Energy, Inc., Sunrun, Inc., and Sunnova Energy International Inc.). This peer group data was supplemented with survey data from a broader group of peers. The core peer group of four companies was selected with a focus on key characteristics of our business, including energy and solar solutions and services, solutions and services for related industries, consumer lending and financing, smart home products, and digital solutions, supplemented with survey data from the next level of business and talent competitors. While the individual companies only share a few key characteristics, we believe the peer group as a whole reflects our current and future business mix and dynamics.
The Committee believes the characteristics of the fiscal 2022 peer group align with the core business model of our Company. The companies included in the overall peer group are listed below:
•	ADT Inc.	•	LendingTree, Inc.
•	Peloton Interactive, Inc.	•	Enphase Energy, Inc.*
•	Trimble Inc.	•	Affirm Holdings, Inc.
•	Generac Holdings Inc.	•	Aspen Technology, Inc.
•	Itron, Inc.*	•	Enova International, Inc.
•	PTC Inc.	•	Alarm.com Holdings, Inc.
•	Sonos, Inc.	•	LendingClub Corporation
•	Angi Inc.	•	Arlo Technologies, Inc.
•	NETGEAR, Inc.	•	Gogo Inc.
•	Vivint Smart Home, Inc.	•	FTC Solar, Inc.
•	Verint Systems Inc.	•	Sunnova Energy International Inc.*
•	Sunrun, Inc.*	•	Stem, Inc.
•	CSG Systems International, Inc.
*	Core peer group, which receives significantly more focus than other companies in the peer group.
In addition to peer group proxy data, the Committee also reviewed pay information from the Radford Technology Survey, where relevant. In general, the Committee evaluates base salaries relative to the market 50th percentile and between 50th and 75th market percentiles for other pay components. Individual NEO pay relative to market varies based on factors such as individual performance, experience, scope of responsibilities, and company performance.
2022 Compensation Components
For fiscal 2022, the Committee allocated total compensation among the following pay elements: base salary, short-term incentive awards, time-based equity awards, and performance-based equity awards. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions made for each element in fiscal 2022:
Compensation Component	Objective and Basis	Form	Practice
Base Salary	Fixed compensation that is set at a competitive level for each individual to assume the day-to-day responsibilities of the position.	Cash
Base salaries are generally established around the 50th percentile of competitive market data, with consideration for individual skills, experience, performance, and scope of role relative to comparable positions in the peer group.

Short Term Incentive Awards	Annual incentives that align pay with the achievement of short-term objectives.	Cash	Target incentives are set as a percentage of base salary and are set between the 50th and 75th percentile of the market. Payouts are based on both achievement of corporate and individual goals.
Time-Based Equity Awards	Long-term incentive that aligns executive and stockholder interests and helps retain executives through long-term vesting periods.	Restricted Stock Units	Total target equity awards (time-based plus performance-based) are generally set between the market 50th and 75th percentiles.
Performance-Based Equity Awards
Long-term incentive that motivates and rewards the achievement of long-term performance goals, helps retain executives through long-term vesting periods, and aligns executive and stockholder interests.
Performance-Based Restricted Stock Units
Target equity awards (time-based plus performance-based) are generally set between the market 50th and 75th percentiles. Actual payout of these units is determined based on achievement of predetermined corporate goals.

The relative proportion of each element of total compensation for fiscal 2022 was determined using the process described in the section entitled “Determining Compensation,” with consideration for the tax and accounting consequences related to various forms of equity compensation, and with a goal of allocating a higher proportion of total compensation to performance-based and equity incentive awards.
2022 Compensation Components*
CEO	Other NEOs

In addition, our NEOs are eligible to participate in health and welfare benefits and 401(k) matching available to all employees. Newly hired executive officers may receive relocation assistance, one-time signing bonuses, or other similar payments to attract them to join our company. We generally do not provide any special perquisites to our NEOs.
Analysis of Fiscal 2022 Compensation Decisions
Base Salary. For fiscal 2022, the Committee chose to adjust the base salaries of our NEOs after taking into account market data, executive officer performance and experience in their role, and the executive’s scope of responsibility in comparison to comparable positions at our peer group companies. The table below sets forth the salaries in effect in fiscal 2021 (for 2021 NEOs) compared with the salaries established for fiscal 2022:
Name	2021 Annual Base Salary ($)(1)	2022 Annual Base Salary ($)(2)
Peter Faricy(3)	660,000	660,000
Guthrie Dundas(4)	—	293,150
Manavendra Sial(5)	450,000	472,500
Jason MacRae(6)	—	463,500
Derek Kuzak(7)	—	360,000
June Sauvaget(8)	—	400,000
(1)	These amounts represent 2021 annual base salaries effective April 1, 2021.
(2)	These amounts represent 2022 annual base salaries effective April 1, 2022.
(3)	Mr. Faricy became our President and Chief Executive Officer on April 19, 2021. His 2021 base salary recognizes his skills and experience and was set in accordance with our stated pay philosophy.
(4)
Mr. Dundas is currently serving as Interim Chief Financial Officer. His 2022 compensation reflects his annual base salary as Vice President, Project Finance and Treasurer. Mr. Dundas is also receiving $15,000 per month, beginning September 2022, as a stipend for serving as our Interim Chief Financial Officer.

(5)
Mr. Sial served as our Executive Vice President and Chief Financial Officer until August 29, 2022 and as an Executive Vice President until September 14, 2022. The amount shown for 2022 compensation is his 2022 annualized base salary, and not what he actually received for 2022.

(6)	Mr. MacRae commenced employment on August 16, 2021. He was not an NEO in 2021.
(7)
Mr. Kuzak commenced employment on January 4, 2022. The amount shown for 2022 was his agreed upon annualized based salary at hire, which recognizes his skills and experience and is set in accordance with our stated pay philosophy.

(8)	Ms. Sauvaget commenced employment on December 13, 2021. She was not an NEO in 2021.
Short Term Incentive Awards. Except for Mr. Dundas, who is participating in our Leadership Incentive Bonus Plan (“LIBP”), all of our NEOs participated in the Executive Bonus Program, which is discussed in more detail below. The LIBP has the same provisions, and functions in the same manner (including performance criteria and final award calculations) as the Executive Bonus Program, with the only difference being that the Executive Bonus Program is for executive officers only. All descriptions below applicable to the Executive Bonus Program also apply to the LIBP.
The supplemental table below entitled “Estimated Possible Payouts Under Executive Bonus Program” sets forth each NEO’s target and maximum payout opportunities under the Executive Bonus Program/LIBP. Under the terms of these Programs, failure to achieve certain corporate or individual metrics could have resulted in zero payouts to an individual for the performance period. The column entitled “2022 Total Non-Equity Incentive Plan Compensation” in our 2022 Summary Compensation Table below and the footnotes thereto detail the actual payouts awarded under these Programs to each NEO for fiscal 2022.
Estimated Possible Payouts Under Executive Bonus Program/LIBP
Name	2022 Executive Bonus Program Target (Full-Year Aggregate) ($)	2022 Executive Bonus Program Maximum (Aggregate)(1) ($)
Peter Faricy	990,000	2,574,000
Guthrie Dundas(2)	117,260	304,876
Manavendra Sial(3)	425,250	1,105,650
Jason MacRae	370,800	964,080
Derek Kuzak(4)	270,000	702,000
June Sauvaget	320,000	832,000
(1)
Includes potential maximum individual performance modifier, which is based on performance against individual SMART goals, leadership, and overall contribution. Actual earned individual performance modifier can range from .5 to 1.3 times the final formula-driven bonus amount.

(2)	Mr. Dundas’ award is under the LIBP.
(3)	Mr. Sial’s 2022 bonus was canceled upon his termination of employment.
(4)
Mr. Kuzak joined the Company as Executive Vice President, Operations on January 4, 2022. His target payout is shown at an annualized rate. His actual payout was prorated for fiscal 2022 based on his actual employment tenure.

For fiscal 2022, the Committee maintained target payout levels under the Executive Bonus Program/LIBP at the same percentage of annual salary for each of our NEOs (as applicable), after evaluating the market data, individual performance, and the scope of the NEO roles.
Name	2021 Total Target Payout as a Percentage of Annual Salary	2022 Total Target Payout (as a Percentage of Annual Salary(1)
Peter Faricy	150%	150%
Guthrie Dundas(2)	—	40%
Manavendra Sial(3)	90%	90%
Jason MacRae(4)	—	80%
Derek Kuzak(5)	—	75%
June Sauvaget(6)	—	80%
(1)
Actual bonus payments for each NEO under the Executive Bonus Program/LIBP are formula-driven, and the formulas plus any individual performance modifier are used to calculate actual bonus payments. See “Executive Compensation—Non-Equity Incentive Plan Compensation” below for more information about these formulas.

(2)	Messrs. Dundas, MacRae, and Kuzak and Ms. Sauvaget were not NEOs in 2021.
(3)	Mr. Sial served as Executive Vice Present and Chief Financial Officer until August 29, 2022.

2022 Bonus Plan Results
Following are the performance goals, associated weightings, and 2022 payouts under the Executive Bonus Program/LIBP:
BONUS
Goals Approved February 2022
Metric	Weighting	Result	Threshold	Target	Maximum	Payout
Safety	10%	2.4	2.5	1.4	1	5.4%
TTR	20%	31	18 days	10 days	4 days	0.0%
Customer Count	20%	83,090	65,025	76,500	99,450	25.7%
Operating Cash	20%	(24)	5	15	45	0.0%
EBITDA	30%	95	85	100	130	25.0%
Total	100%					56.1%
The weighting of each performance goal was multiplied against the attainment for that goal and then summed to come to a total corporate payout. The Committee did not make any adjustments to the corporate payouts prior to the application of the individual performance modifier. The final award given to an NEO was based on both corporate attainment and his/her individual performance modifier, as follows:
Example Calculation:

Earned bonus amounts are shown in the “2022 Total Non-Equity Incentive Plan Compensation” column in the 2022 Summary Compensation Table below.
As described above, award payouts to our NEOs under our Executive Bonus Program (or LIBP for Mr. Dundas) may be further modified by an individual modifier assigned by the Chief Executive Officer (or, in the case of our Chief Executive Officer, by the Board) based on individual performance. Such individual modifiers are capped at 1.3 times the final formula-driven award amount. These individual modifiers are based on stretch goals that are typically challenging in nature to encourage our NEOs to achieve success in their positions. At the end of the year, the Committee determines the Chief Executive Officer’s individual performance modifier for recommendation to the Board, and the Chief Executive Officer determines the individual performance modifier for each other NEO, based on achievement of their respective individual key results. In fiscal 2022, the individual modifier was either .9 or 1.0 for each NEO (with the exception of Mr. Sial, who did not receive a 2022 bonus payment), based on his/her performance against assigned SMART goals, and his/her leadership and overall contribution to the Company.
Equity Awards. Our Committee believes that long-term Company performance is best achieved by an ownership culture fostered through the use of equity-based awards. Our SunPower Corporation 2015 Omnibus Incentive Plan (the “2015 Equity Plan”), permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards.
To balance the advantages of both time-based and performance-based awards, the Committee decided that annual long-term equity incentive awards granted to our NEOs in fiscal 2022 (other than Mr. Dundas, Mr. Kuzak and Ms. Sauvaget, who each received their 2022 long-term awards in the form of 100% time-based restricted stock units) would be made half in the form of performance-based restricted stock units (which could be earned in amounts between 50% and 200% of the target amount) and half in the form of time-based restricted stock units, all of which would vest over four years. Mr. Dundas’ 2022 long-term grant value was based on his position of Vice President, Finance and Treasurer when the award was granted.
In connection with his commencement of employment, the Company agreed to award Mr. Kuzak a sign-on grant of 77,997 restricted stock units. Subject to his continued employment, these units will vest annually over a four-year period. The value of the sign-on grant was $1.75 million, based on the Company’s average closing trading price during December 2021.

In connection with her commencement of employment, the Company agreed to award Ms. Sauvaget a sign-on grant of 50,679 restricted stock units. Subject to her continued employment, these units will vest annually over a four-year period. The value of the sign-on grant was $1.58 million, based on the Company’s average closing trading price during November 2021.
Awards granted and earned in fiscal 2022 were as follows:
Name	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned
Peter Faricy	106,140	106,140	87,460
Guthrie Dundas	14,980	—	—
Manavendra Sial	46,702	46,702	—
Jason MacRae	46,702	46,702	38,483
Derek Kuzak	77,997	—	—
June Sauvaget	50,679	—	—
In connection with our annual review of executive officer compensation, the Committee approved performance targets for performance-based restricted stock unit awards: growth (customer count - 40% of the award), profitability (EBITDA per customer - 40% of the award), cash generation (operating cash - 20% of the award), and a corresponding formula under which actual awards would be calculated after completion of fiscal 2022. Individual performance modifiers do not apply to performance-based restricted stock awards.
The performance metrics for these awards were selected based on the Board-approved operating plan after consideration regarding expectations for future growth and strategy, as well as potential challenges in achieving such goals. The performance targets were established at a level that the Committee determined to be challenging for our NEOs to achieve. Payouts against these measures for fiscal 2022 were as follows:
PSU
Goals Approved February 2022
Metric	Weighting	Result	Threshold	Target	Maximum	Payout
Customer Count	40%	83,090	65,025	76,500	99,450	51.5%
EBITDA per Customer	40%	2050	1870	2200	2860	30.9%
Operating Cash	20%	(24)	5	15	45	0.0%
Total	100%					82.4%
The 82.4% of the performance-based restricted stock units that were earned for fiscal 2022 vest in four equal annual installments, subject to continued service, starting March 1, 2023. Time-based restricted stock units vest in four equal annual installments, subject to continued service, starting March 1, 2023.
See “Executive Compensation—Equity Incentive Plan Compensation” below for more information about equity grants made during fiscal 2022, including metrics, targets, and formulas under the performance-based restricted stock unit awards.
Other Employee Benefits. As in prior years, we generally do not provide any special perquisites to our NEOs. We provided health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which benefits are generally available to all employees.
For more information about these arrangements and benefits, see footnote 4 to the “2022 Summary Compensation Table” below.
Pension Benefits. We do not provide qualified or non-qualified defined benefit plans to our NEOs.
Nonqualified Deferred Compensation. We do not provide non-qualified defined contribution plans or other nonqualified deferred compensation plans to our NEOs.

Employment and Severance Arrangements
Change in Control Arrangements. We are party to employment agreements with certain of our executive officers, including our NEOs (except for Mr. Dundas), which provide severance benefits for employment terminations in connection with a Change in Control. The Change in Control severance arrangements entitle each NEO to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his/her outstanding equity awards, but only upon termination by us without Cause or by the executive for Good Reason (as those terms are defined in the agreements) in connection with a Change in Control of the Company (a “double trigger” arrangement). The Committee believes that these agreements reinforce and encourage our NEOs’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a Change in Control, and to enable and encourage our NEOs to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of a Change in Control on their job security and benefits. For more information, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Severance Arrangements. Our 2019 Management Career Transition Plan (“MCTP”) was adopted in April 2019 and amended in May 2021, and was terminated in accordance with its terms in connection with the closing of the Transaction on September 12, 2022. The MCTP generally entitled each NEO other than Mr. Faricy to certain calculated payments tied to salary and bonus targets, partial acceleration of vesting of equity awards, and reimbursement of healthcare continuation coverage other than in connection with a Change in Control. Mr. Faricy is entitled to similar non-Change in Control severance benefits upon termination by us without Cause or by him for Good Reason as outlined in his employment agreement and described under “Executive Compensation―Employment Agreements.”
The Committee believes that the MCTP provided benefits consistent with industry practice. We believe that providing Change in Control and severance arrangements to certain of our executives has helped us attract and retain premier executive talent and that by offering a standard package we avoid case-by-case negotiations. The severance arrangements also promote stability and continuity in our senior management team. For more information, please see “Executive Compensation―Employment Agreements,” “Executive Compensation—2019 Management Career Transition Plan” and “Executive Compensation―Potential Payments Upon Termination or Change of Control” below.
Section 162(m) Considerations
Section 162(m) of the Code generally limits the deduction a company may take for compensation paid to certain executive officers to the extent the compensation for any such individual exceeds $1 million for the taxable year, unless the compensation qualifies as “qualified performance-based compensation” under Section 162(m) of the Code. This exception has been repealed such that compensation paid to certain executives in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Our Committee considers deductibility as one factor when determining appropriate levels or methods of compensation. Accordingly, we may award compensation that is not deductible for federal income tax purposes.
Stock Ownership Guidelines
In 2022, the Board updated our Stock Ownership Guidelines for Executives and Directors. Under these guidelines and subject to certain exceptions, our Chief Executive Officer is expected to own shares of our stock that have a value equal to five (5) times his annual salary (minimum value is $300,000). Section 16 officers are expected to own shares that have a value equal to two (2) times their annual salary (minimum value is $100,000). Non-section 16 direct reports to the Chief Executive Officer are expected to own shares that have a value equal to one (1) times their annual salary (minimum value is $50,000). Each executive officer is expected to maintain ownership at or above the threshold applicable to them beginning five years after such officer first becomes subject to the guidelines. Ownership is measured at the end of each calendar year. Shares may be owned directly by the individual or the individual’s spouse or held in trust for the benefit of the individual’s family. Although Mr. Faricy will be subject to the stock ownership guidelines beginning five years after his date of hire, he already owns shares with a value in excess of the guidelines.
Other Disclosures
Under our insider trading policy, our executive officers, directors, and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities, hedging our securities, or buying or selling options, puts, or calls on our securities.
For the fiscal year ended January 1, 2023, we did not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

COMPENSATION COMMITTEE REPORT
The following report has been submitted by the Compensation Committee of the Board:
The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023, and definitive proxy statement on Schedule 14A for our 2023 Annual Meeting, each as filed with the SEC. The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas McDaniel, Chair Jonathan Bram Steven Louden Vincent Stoquart

March 31, 2023

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
The following table contains information regarding the compensation provided to the Chief Executive Officer, the interim Chief Financial Officer, the three other most highly compensated executive officers, and a terminated executive officer (the NEOs). Compensation information is provided for the years during which each individual was an NEO.
2022 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Peter Faricy President, Chief Executive Officer and Chair of the Board	2022	660,000	-0-	4,288,056	555,390	9,150	5,512,596
	2021	456,923	-0-	7,274,975	190,385	828,132	8,750,415
Guthrie Dundas Vice President, Finance, Treasurer, and Interim Chief Financial Officer(5)	2022	349,004	-0-	315,179	78,316	8,608	751,107
Manavendra Sial Former Executive Vice President, Chief Financial Officer(6)	2022	335,856	-0-	1,886,761	-0-	8,649	2,231,266
	2021	446,077	-0-	1,624,917	198,969	28,583	2,298,546
	2020	386,480	-0-	1,057,881	204,884	26,952	1,676,197
Jason MacRae Executive Vice President, SunPower Financial(7)	2022	459,969	631,539	1,886,761	206,434	9,150	3,193,853
Derek Kuzak Executive Vice President, Operations(8)	2022	351,692	100,000	1,575,539	133,177	9,150	2,169,558
June Sauvaget Executive Vice President, Chief Marketing Officer(9)	2022	400,000	100,000	1,023,716	161,568	9,150	1,694,434
(1)	The amounts reported in this column for fiscal 2022 reflect each named executive officer’s salary earned for fiscal 2022 plus payments for paid time off and holidays.
(2)	The amounts reported in this column for fiscal 2022 reflect hiring bonuses paid during fiscal 2022.
(3)
The amounts reported in this column for fiscal 2022 include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for fiscal 2022, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock unit awards would be: Mr. Faricy, $4,288,056; Mr. Sial, $1,886,761; Mr. MacRae, $1,886,761. Mr. Dundas, Mr. Kuzak, and Ms. Sauvaget were not granted performance-based restricted stock units during fiscal 2022. See Note 16 to our consolidated financial statements in our 2022 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2022 Annual Report.

(4)
The amounts reported in this column for fiscal 2022 reflect the amounts earned under our Executive Bonus Program/LIBP. Additional information about non-equity incentive plan compensation earned during fiscal 2022 is set forth in “Executive Compensation—Non-Equity Incentive Plan Compensation” below.

(5)	Mr. Dundas has been serving as interim Chief Financial Officer since August 2022.
(6)	Mr. Sial served as Executive Vice President and Chief Financial Officer until August 29, 2022.
(7)
Mr. MacRae joined the company as Executive Vice President, SunPower Financial on August 16, 2021. Amounts reported in the bonus column for fiscal 2022 include a new hire bonus of $500k paid in 2022 and $131,539 bonus for 2021 paid in 2022 per his offer letter.

(8)
Mr. Kuzak joined the company as Executive Vice President, Operations on January 04, 2022. Amounts reported in the bonus column for fiscal 2022 include the portion of his new hire bonus paid in 2022 per his offer letter.

(9)
Ms. Sauvaget joined the company as Executive Vice President, Chief Marketing Officer on December 13, 2021. Amounts reported in the bonus column for fiscal 2022 include her new hire bonus paid in 2022 per her offer letter.

Grants of Plan-Based Awards
During fiscal 2022, our NEOs were granted time-based restricted stock units and performance-based restricted stock units under our SunPower Corporation 2015 Omnibus Incentive Plan, which we refer to as our 2015 Equity Plan. They were also granted cash bonus awards under our Executive Bonus Program/LIBP. The following table sets forth information regarding the stock awards and cash bonus awards granted to each NEO during fiscal 2022.
2022 Grants of Plan-Based Awards Table
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter Faricy	—(6)	495,000	990,000	2,574,000
	03/16/2022(3)				53,070	106,140	212,280		2,144,028
	03/16/2022(4)							106,140	2,144,028
Guthrie Dundas	—(6)	58,630	117,260	304,876
	3/22/2022(5)							14,980	315,179
Manavendra Sial	—(6)	212,625	425,250	1,105,650
	3/16/2022(3)				23,351	46,702	93,404		943,380
	3/16/2022(4)							46,702	943,380
Jason MacRae	—(6)	185,400	370,800	964,080
	3/16/2022(3)				23,351	46,702	93,404		943,380
	3/16/2022(4)							46,702	943,380
Derek Kuzak	—(6)	135,000	270,000	702,000
	3/16/2022(4)							77,997	1,575,339
June Sauvaget	—(6)	160,000	320,000	832,000
	3/16/2022(4)							50,679	1,023,716
(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth above in the table entitled “Estimated Possible Payouts Under Executive Bonus Plan.”
(2)
The amounts reported in these columns represent performance-based restricted stock unit opportunities. The Committee approved the awards to Mr. Faricy and other NEOs, as applicable based on their individual employment agreements or employment situation, on March 16, 2022. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to our consolidated financial statements in our 2022 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2022 Annual Report.

(3)
Consists of an award of restricted units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 200% of target. The closing price of our common stock was $20.20 on March 16, 2022. The determination with respect to attainment of the performance metrics is made in the first quarter of 2023 and is described in “Equity Incentive Plan Compensation” below, and any earned awards vest in four- equal annual installments beginning March 1, 2023, subject to continued employment through each such vesting date.

(4)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $20.20 on March 16, 2022. The award vests in four equal annual installments beginning March 1, subject to continued employment through each such vesting date.

(5)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $21.04 on March 22, 2022. The award vests in four equal annual installments beginning March 1, 2023 subject to continued employment through each such vesting date.

(6)
Consists of a cash award earned under our Executive Bonus Program/LIBP during fiscal 2022. Achievement levels for certain performance targets could reduce payouts to zero when the applicable formula is applied, as further described below.

Non-Equity Incentive Plan Compensation
2022 Executive Bonus Program. In 2022, we maintained an executive bonus program under our 2022 Executive Performance Bonus Program, which we refer to as the Executive Bonus Program. Each of our NEOs participated in the Executive Bonus Program except for Mr. Guthrie, who participated in the Leadership Incentive Bonus Plan (“LIBP”). The LIBP has the same provisions, and functions in the same manner as (including performance criteria and final award calculations) the Executive Bonus Program with the only difference being that the Executive Bonus Program is for executive officers only. All descriptions below applicable to the Executive Bonus Program also apply to the LIBP.
At the beginning of fiscal 2022, the Committee established and approved minimum, target, and maximum levels for each performance metric under the 2022 Executive Bonus Program/LIBP, including a safety metric (total recordable injury rate – 10%), customer experience and growth (total time to resolution – 20% and customer count – 20%), operating cash (adjusted cash from operations - 20%), and profitability (adjusted EBITDA – 30%). Each of the operating cash and EBITDA performance measures is subject to adjustment to exclude the effect of certain transactions outside of the normal course of business, as well as other events as specified in the Executive Bonus Program/LIBP.
In order to encourage our NEOs to exceed the performance targets, the Committee set the maximum payout under the program at 200% of target. Actual award payout (prior to the application of the individual performance modifier) is determined based on actual performance achievement relative to minimum, target, and maximum levels, as follows:
Performance Level Achieved	Bonus Payment as Percentage of Bonus Target
Below minimum	No bonus paid
At minimum	50% of target bonus (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 200%
At or above maximum	200% of target
After the close of fiscal 2022, the Committee reviewed company performance against the predetermined performance targets established under the Executive Bonus Program/LIBP and determined the final award payout for the formula-based corporate metrics was 56.1%. Actual results for fiscal 2022 were calculated as presented above in the section entitled “2022 Bonus Plan Results.” Once final payout for corporate metrics is determined, each NEO’s manager (and in the case of our Chief Executive Officer, the Board of Directors) then determines the individual performance modifier applicable to the NEO’s final award calculation. Individual performance modifiers recognize performance against SMART goals, leadership, and overall contribution and are applied to each NEO’s individual formula-driven corporate award payout to determine his/her final award payout. Individual performance modifiers can range from .5 to 1.3 times the final formula-driven corporate payout amount.
Equity Incentive Plan Compensation
In addition to time-based restricted stock unit awards, to further align executive compensation with stockholder interests, our Committee granted to certain of our NEOs performance-based equity awards, consisting of restricted stock units that would be released and begin time-based vesting only upon achievement of certain corporate performance objectives. Mr. Faricy, Mr. MacRae, and Mr. Sial received grants of performance-based restricted stock units in 2022. Mr. Sial’s awards were canceled when he left the company.
Our Committee met at the beginning of 2022 and established and approved performance criteria and applicable weightings related to final award determination for our performance-based equity awards granted to the NEOs (other than Mr. Dundas, Mr. Kuzak, and Ms. Sauvaget) as follows: (1) customer count (40%), (2) adjusted EBITDA per customer (40%), and (3) adjusted operating cash (20%), in each case aligned with the metrics and their corresponding targets under our Executive Bonus Program/LIBP described above in “Executive Compensation—Non-Equity Incentive Plan Compensation.”

Final payout for the awards was determined based on attainment of the applicable performance metrics, as shown in the table below.
Performance Target Achieved	Earned Performance Based Restricted Stock Units as Percentage of Target Award Levels
Below minimum	No restricted stock units earned
At minimum	50% of target restricted stock units (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 200%
At or above maximum	200% of target
Performance attainment for the 2022 performance-based restricted stock units was as follows (with such calculation including the weighting of each metric in the overall payout): 51.50% for the customer count metric, 30.90% for the adjusted EBITDA per customer metric, and below minimum (0%) for the adjusted operating cash metric, for a final formula-driven payout of 82.40%. The 82.40% of the units that were earned for fiscal 2022 will vest in four equal annual installments beginning March 1, 2023, subject to continued service through each applicable vesting date. The NEO targets and earned performance-based restricted stock units are described above in “Compensation Discussion and Analysis—Analysis of Fiscal 2022 Compensation Decisions—Equity Awards.”
For fiscal 2022, the Committee continued to grant time-based restricted stock units to our NEOs. These units vest in four equal annual installments, beginning March 1, 2023, subject to continued service through each applicable vesting date.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding the outstanding equity awards held by our NEOs as of January 1, 2023. Note that Mr. Sial does not hold any outstanding equity awards as of January 1, 2023.
Outstanding Equity Awards at 2022 Fiscal Year-End Table
Name	Vesting Commencement Date(1)	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]
Peter Faricy	5/5/2021	60,404	1,089,084
	6/30/2021(3)	50,865	917,096
	3/1/2022	212,280	3,827,408

Guthrie Dundas	4/5/2020	22,130	399,004
	3/1/2021	5,709	102,933
	3/1/2022	14,980	270,089

Manavendra Sial(4)		-0-	-0-

Jason MacRae	9/5/2021	94,824	1,709,677
	3/1/2022	93,404	1,684,074

Derek Kuzak	2/5/2022	77,997	1,406,286

June Sauvaget	1/5/2022	50,679	913,742

(1)
Except as otherwise noted, each award in this table constitutes an award of time based and performance-based restricted stock units that vest in four equal annual installments on each anniversary of the vesting commencement date shown in this column, subject to continued service.

(2)	Amounts reported based on the closing price of our common stock on December 30, 2022 (the last trading day of fiscal 2022), which was $18.03.
(3)	Restricted stock units fully vest on June 30, 2023, subject to continued service.
(4)	Mr. Sial left the company on September 14, 2022, upon his termination, all unvested time- and performance-based restricted stock units were forfeited.
Option Exercises and Stock Vested
The following table sets forth the number of shares acquired pursuant to the vesting of NEO stock awards during fiscal 2022 and the aggregate dollar amount each NEO realized as a result of the vesting event. Because none of our NEOs acquired shares pursuant to the exercise of options during fiscal 2022, we have not included columns pertaining to option awards in the table.
2022 Option Exercises and Stock Vested Table
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter Faricy	70,999	1,168,198
Guthrie Dundas	13,032	295,212
Manavendra Sial	67,237	1,251,336
Jason MacRae	31,608	721,927
Derek Kuzak	-0-	-0-
June Sauvaget	-0-	-0-
(1)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.
Potential Payments Upon Termination or Change of Control
Tabular Disclosure of Termination Payments. Our employment agreements with our NEOs provide for, and our 2019 Management Career Transition Plan (“MCTP”) provided for, payments upon certain events of termination and Change in Control. Mr. Dundas does not have an employment agreement, nor does he participate in the MCTP. See “Employment and Severance Agreements” below for a detailed description of these agreements. The following tables summarize the estimated payments our current NEOs would have been eligible to receive upon the following termination events, assuming each such event had occurred on December 30, 2022, the last business day of fiscal 2022:
•	termination with Cause or voluntary resignation without Good Reason;
•	involuntary termination without Cause or voluntary resignation for Good Reason in connection with a Change of Control;
•	involuntary termination without Cause or voluntarily resignation for Good Reason not in connection with a Change of Control;
•	retirement; or
•	discontinued service due to death or disability.
The values in the column entitled “accelerated restricted stock units” are calculated using the number of shares of restricted stock that would be eligible for acceleration for the given termination type multiplied by $18.03, the December 30, 2022, closing stock price for our common stock, the last trading day of fiscal 2022. No NEOs held unvested stock options as of December 30, 2022.
For more information on each NEO’s outstanding equity awards as of December 30, 2022, please see the “Outstanding Equity Awards At 2022 Fiscal-Year End Table” above.
The tables do not include unpaid regular salary, nor the impact of certain “best net” provisions of each NEO’s employment agreement (Mr. Dundas does not have an employment agreement) which provides that, in the event any payments under such employment agreement would constitute parachute payments under Section 280G of the Code or be subject to the excise tax of Section 4999 of the Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after-tax basis.
Because Mr. Sial voluntarily resigned without Good Reason in 2022, he did not receive additional payments upon termination, and so his total in the chart below is $0. Mr. Dundas does not have an employment agreement, so he is not eligible for payments upon a Change in Control.
Termination Payments Table
Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(2)	Continued Medical Benefits and Gross Up ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Peter Faricy	Termination with Cause or voluntary resignation without Good Reason	—	—	—	—	—	—
	Involuntary termination without Cause or voluntary resignation for Good Reason in connection with Change of Control	1,320,000	2,970,000	5,833,588	99,250	—	10,222,838
	Involuntary termination without Cause or voluntary resignation for Good Reason not in connection with change of control (1)	660,000	1,980,000	3,919,884	99,250	—	6,659,134
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	5,833,588	—	—	5,833,588
Guthrie Dundas	Termination with Cause or voluntary resignation without Good Reason	—	—	—	—	—	—
	Involuntary termination without Cause or voluntary resignation for Good Reason in connection with Change of Control	—	—	—	—	—	—
	Involuntary termination without Cause or voluntary resignation for Good Reason not in connection with change of control (1)	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	772,027	—	—	772,027
Manavendra Sial	Actual Termination	—	—	—	—	—	$0
Jason MacRae	Termination with Cause or voluntary resignation without Good Reason	—	—	—	—	—	—
	Involuntary termination without Cause or voluntary resignation for Good Reason in connection with Change of Control	927,000	741,600	3,245,562	100,191	—	5,014,353
	Involuntary termination without Cause or voluntary resignation for Good Reason not in connection with change of control (1)	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	3,393,751	—	—	3,393,751

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(2)	Continued Medical Benefits and Gross Up ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Derek Kuzak	Termination with Cause or voluntary resignation without Good Reason	—	—	—	—	—	—
	Involuntary termination without Cause or voluntary resignation for Good Reason in connection with Change of Control	720,000	540,000	1,406,286	76,425	—	2,742,711
	Involuntary termination without Cause or voluntary resignation for Good Reason not in connection with change of control (1)	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	1,406,286	—	—	1,406,286
June Sauvaget	Termination with Cause or voluntary resignation without Good Reason	—	—	—	—	—	—
	Involuntary termination without Cause or voluntary resignation for Good Reason in connection with Change of Control	800,000	640,000	913,742	32,056	—	2,385,798
	Involuntary termination without Cause or voluntary resignation for Good Reason not in connection with change of control(1)	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	913,742	—	—	913,742
(1)	Our MCTP was terminated in accordance with its terms in connection with the closing of the Transaction on September 12, 2022, so no amounts are reported here.
(2)	Awards under the 2015 Equity Plan provide for accelerated vesting upon death or disability.
Employment and Severance Agreements
We have entered into employment agreements with our NEOs which stipulate that they are entitled to receive certain payments from us or our affiliates in the event of certain termination events in connection with a Change in Control. Mr. Faricy is also entitled to additional severance benefits as set forth in his employment agreement. Our MCTP provided additional severance benefits to our other NEOs (except Mr. Dundas) upon termination of employment under certain circumstances. The MCTP was adopted in April 2019 and subsequently amended in July 2020 and May 2021 and was terminated in accordance with its terms in connection with the closing of the Transaction on September 12, 2022.
Employment Agreements. With the exception of Mr. Faricy’s agreement, which is discussed in more detail below, each NEO’s employment agreement is in our standard form (Mr. Dundas does not have an employment agreement). Each of these employment agreements provides that the executive’s employment is “at-will” and may be terminated at any time by either party. The primary purpose of the agreements is to provide certain severance benefits for certain employment terminations in connection with a Change in Control (as defined in the agreement). The agreements also address, among other things, confidentiality and non-solicitation obligations, and the Company’s obligations to provide indemnification to the executives.
Each of these form of employment agreements provides for a one-year term that will automatically renew unless the Company provides notice of its intent not to renew at least 60 days prior to the renewal date. In the event an executive’s employment is terminated by the Company without Cause or if the executive resigns for Good Reason (each as defined in the agreement), and if such termination or resignation is in connection with a Change in Control, the agreements provide that the executive is entitled to:
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and unreimbursed business expenses (the “Accrued Obligations”);

•	a lump-sum payment equal to the product of (a) two, multiplied by (b) the sum of executive’s base salary and target bonus for the then current fiscal year;
•
continuation of such executive’s and such executive’s eligible dependents’ coverage under the Company’s health, dental and vision plans at the Company’s expense for up to 18 months or, if earlier, the date that the executive becomes eligible for coverage in connection with new employment or self-employment; and

•	full vesting of all of such executive’s then outstanding unvested restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.
In the event an executive’s employment is terminated by the Company for any reason other than Cause, death or Disability, and if such termination does not occur in connection with a Change in Control, then the agreements provided that the executives shall receive severance benefits in accordance with the MCTP (which was terminated in accordance with its terms in connection with the closing of the Transaction on September 12, 2022) as summarized below.
Upon the termination of an executive’s employment by the Company due to death or Disability, the executive shall receive the Accrued Obligations and upon the termination of an executive’s employment by the Company for Cause or by the executive for other than Good Reason, the executive shall only receive accrued but unpaid base salary. In all termination circumstances, the executives shall also receive any other benefits that the executives are entitled to receive upon such termination.
Under the employment agreements, “Cause” will be deemed to exist upon:
•	any use or misappropriation by executive of the funds, assets or property of the Company, its parent, an affiliate or a subsidiary for any personal or other improper purpose;
•
any act of moral turpitude, dishonesty, fraud by or felony conviction of the executive, whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary;

•
any failure by the executive substantially to perform the lawful instructions of the person(s) to whom such executive reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the executive of such failure;

•
any willful or gross misconduct by the executive in connection with such executive’s duties to the Company which, in the reasonable good faith judgment of the Board of Directors, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•	the executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
•	any failure by the executive to follow any material Company policy; or
•	any material breach by the executive of the employment agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy.
In addition, under the employment agreements, “Good Reason” means the occurrence of any of the following without the executive’s express prior written consent:
•	a material diminution in the executive’s position (other than temporarily while physically or mentally incapacitated, while being investigated by the Company, or as required by applicable law);
•
a material reduction of the executive’s base salary or target bonus opportunity, excluding a reduction that is applied to substantially all of the Company’s other senior executives; provided that whether a reduction in target bonus opportunity has occurred shall be determined without regard to any actual bonus payments made to the executive;

•
relocation of executive’s primary workplace (i) beyond a 45-mile radius from such workplace, and (ii) no closer to the executive’s permanent residence immediately prior to such workplace relocation; provided that being required to work from home or at another primary workplace due to a government mandated order shall not constitute a relocation for these purposes; or

•	any other material breach by the Company of the employment agreement.
The executive shall not be deemed to have Good Reason under the employment agreement unless (i) the executive notifies us in writing within 30 days of such occurrence, (ii) the Company fails to cure the good reason event within 30 days after its receipt of written notice; and (iii) the termination of employment occurs within ten days following the expiration of the cure period.
Before receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting our or our affiliates’ (as defined in the employment agreement) employees, consultants, customers, or users for one year following the termination date.
On March 20, 2021, the Company entered into an employment agreement with Mr. Faricy, pursuant to which Mr. Faricy serves as our President and Chief Executive Officer. Mr. Faricy’s employment is “at-will” and may be terminated at any time by either party.
Under the employment agreement, if Mr. Faricy’s employment is terminated by the Company without Cause, or if Mr. Faricy resigns for Good Reason (as such terms are defined in the agreement), and such termination or resignation is in connection with a Change in Control (as defined in the agreement), Mr. Faricy will be entitled to: (i) a lump-sum payment equal to (a) two multiplied by (b) the sum of his base salary and target bonus for the then current fiscal year, (ii) continuation of his and his eligible dependents’ coverage under the Company’s health, dental, and vision plans at the Company’s expense for up to 18 months or, if earlier, the date Mr. Faricy becomes eligible for coverage in connection with new employment or self-employment (the “COBRA Benefits”), (iii) full vesting on the termination date of all of then-outstanding unvested restricted stock units and other equity awards that would otherwise vest solely based upon continued employment, and (iv) vesting on the termination date of all then-outstanding unvested restricted stock units and other equity awards that are subject to performance conditions, with the number vesting based on target performance. Mr. Faricy shall also be entitled to his accrued and unpaid base salary, unreimbursed business expenses, accrued but unpaid paid time off through the date of termination, and unpaid bonus for a completed fiscal year (the “Accrued Obligations”) and the pro rata portion of his target bonus through the date of termination (the “Pro Rata Bonus”). “In connection with a Change in Control” is defined as an event that occurs (i) on or following the date a definitive agreement that contemplates a transaction that, if consummated, would constitute a Change in Control but prior to the date such definitive agreement is terminated without the transaction contemplated thereby being consummated or (ii) during the period beginning three months prior to and ending 24 months following a Change in Control.
If Mr. Faricy resigns for Good Reason, or the Company terminates his employment without Cause, and such termination is not in connection with a Change in Control, he is entitled to: (i) a lump-sum payment equal to the sum of his base salary and target bonus for the then current fiscal year, (ii) the COBRA Benefits, (iii) 12 months acceleration of vesting on the termination date of all of his then-outstanding unvested restricted stock units and other equity awards that would otherwise vest solely based upon continued employment, (iv) pro rata vesting of all then-outstanding unvested restricted stock units and other equity awards subject to performance conditions based on actual performance, as of the termination date, (v) all stock options and stock appreciation rights remain exercisable for two years (or the remainder of the full scheduled term, if shorter), (vi) full vesting on the termination date of the Matching RSUs and the portion of the sign-on restricted stock units that were at all times only subject to service-based vesting, and (vii) accelerated vesting of the portion of the sign-on restricted stock units that were granted with performance vesting conditions (the “Sign-On PSUs”) based on actual performance, with service credit given for (a) 50% of the Sign-On PSUs for a termination within two years after the grant date and (b) 100% of the Sign-On PSUs for a termination following two years of service. Mr. Faricy will also be entitled to the Accrued Obligations and the Pro Rata Bonus.
Under Mr. Faricy’s employment agreement, “Cause” will be deemed to exist upon:
•	any misuse or misappropriation by executive of the funds, assets or property of the Company, its parent, an affiliate or a subsidiary for any personal or other improper purpose;

•	any act of fraud, material dishonesty, theft or embezzlement by executive in connection with the business of the Company;
•
any act of moral turpitude, material dishonesty, fraud by or felony conviction of executive whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary that would reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•
any willful failure by executive substantially to perform the lawful instructions of the Board that are consistent with and appropriate for executive’s position (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to executive of such failure;

•
any willful or gross misconduct by executive in connection with executive’s duties to the Company which, in the reasonable good faith judgment of the Board, would reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•	executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
•	any willful failure by executive to follow any material Company policy; or
•
any willful and material breach by executive of the employment agreement or any other agreement with the Company, or a willful and material violation of the Company’s code of conduct or other written policy.

In addition, under Mr. Faricy’s employment agreement, Good Reason means the occurrence of any of the following without the executive’s express prior written consent:
•
a diminution in executive’s title, executive being required to report to anyone other than the Board, executive ceasing to be the most senior executive of the Company and its subsidiaries or a material diminution in executive’s position, duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated, while being investigated by the Company, or as required by applicable law);

•
a material reduction of executive’s base salary or target bonus opportunity; provided however that for purposes of this clause (ii) the mere payment of a lower bonus amount due to underperformance shall in and of itself not constitute a reduction in target bonus opportunity; and

•
relocation of executive’s primary workplace (i) beyond a 45-mile radius from such workplace, and (ii) no closer to executive’s permanent residence immediately prior to such workplace relocation; provided however that being required to work from home or at another primary workplace due to a government mandated order shall not constitute a relocation for these purposes.

Mr. Faricy shall not be deemed to have Good Reason under the employment agreement unless (i) the executive notifies us in writing within 30 days of such occurrence, (ii) the Company fails to cure the good reason event within 30 days after its receipt of written notice; and (iii) the termination of employment occurs within 90 days following the expiration of the cure period. In exchange for the severance and related benefits described in the preceding two paragraphs, Mr. Faricy has waived any right to participate in the Company’s MCTP or any successor program and must sign and not revoke a release of claims in favor of the Company.
2019 Management Career Transition Plan. In April 2019, we adopted the MCTP, which replaced our 2016 Management Career Transition Plan. The Plan was subsequently amended in July 2020 and May 2021 and was terminated in accordance with its terms in connection with the closing of the Transaction on September 12, 2022. The MCTP addressed severance for certain employment terminations, and payments were only made if the executive or employee was not already entitled to severance benefits under a separate employment agreement. Participants in the MCTP included those employees who were employed by the Company for at least six months and reported directly to our Chief Executive Officer (including our other NEOs), as well as other key employees of the Company who were provided with written notice from the Chief Executive Officer that they were MCTP participants. Under the terms of the MCTP, the NEOs (other than Mr. Faricy) would have been eligible for benefits following a termination of employment by us without Cause (as defined in the Severance Plan) as follows:
•	a lump-sum payment equivalent to 12 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

•
a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;

•
reimbursement of such executive’s and such executive’s eligible dependents’ monthly premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act or applicable similar state law, to the extent elected, for up to 12 months;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and
•	12 months acceleration of vesting of any then outstanding restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the following information about the relationship of the annual total compensation of Peter Faricy, our President and Chief Executive Officer (the “CEO”), to the median of the annual total compensation of all of our employees, excluding Mr. Faricy:
For fiscal 2022, our last completed fiscal year:
•	we have estimated the median of the annual total compensation of all our employees, excluding Mr. Faricy, to be $76,993; and
•	Mr. Faricy’s annual total compensation, for purposes of determining the CEO Pay Ratio, was $5,512,596.
Based on this information, for fiscal 2022, the ratio of the annual total compensation of Mr. Faricy, our CEO, to the median of the annual total compensation of all our employees, excluding Mr. Faricy, was estimated to be 71.60. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology and assumptions described below. Our pay ratio is not an element that the Committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.
Item 402(u) of Regulation S-K requires companies to identify the median employee only once every three years. We re-identified the median employee in 2022, based on changes to our employee population since we last identified the median employee in 2020. Our employee population increased 65% between January 2021 and January 2023, with our United States population growing 78% and our Philippines population growing by 44%. Most of the population changes were in our field labor population, which experienced a 300% increase since January 2021.
The “median employee” is a full-time, hourly employee, located in the U.S. We totaled all elements of the employee’s compensation for fiscal 2022 in accordance with the requirements of the applicable SEC rules. This resulted in an annual total compensation of $76,993, of which $48,667 is base salary and $28,326 is composed of bonus and other compensation, such as overtime pay and other cash allowances.
With respect to the CEO’s annual total compensation, we took the amount reported in the “Total” column of our 2022 Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

PAY VERSUS PERFORMANCE
The following table provides information regarding our executive compensation and financial performance for each of the three most recent fiscal years. Compensation information includes both total compensation from the Summary Compensation Table and actual compensation paid to our Principal Executive Officers (“PEOs”), as applicable, and, in aggregate, to our other non-PEO NEOs. Financial information includes the value of an initial fixed $100 investment based on our Total Shareholder Return and Peer Group Total Shareholder Return as well as information on Net Income and Adjusted EBITDA, our company-selected measure.
Pay Versus Performance(2)
Year	Summary Compensation Table Total for PEO (Faricy)	Summary Compensation Table Total for PEO (Werner)	Compensation Actually Paid to PEO (Faricy)	Compensation Actually Paid to PEO (Werner)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEOs Named Executive Officers	Value of initial fixed $100 investment based on:		Net Income (Loss)(3) (in millions, $)	Selected Measure: Adjusted EBITDA (in millions, $)
							Total Shareholder Return	Peer Group(1) Total Shareholder Return
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
2022	$5,512,596		$4,422,393		$2,008,044	($275,432)	$226	$236	$56	$95
2021	$8,750,415	$4,888,537	$6,960,201	$4,388,104	$1,773,457	($8,677)	$262	$249	$(37)	$75
2020		$1,082,098		$4,065,857	$1,437,313	$5,454,384	$322	$333	$475	$55
(1)	Our selected peer group was the Guggenheim Solar ETF, as shown in the “Company Stock Price Performance” chart in this proxy statement.
(2)	Amounts are determined under SEC rules (and described below), which include the individuals indicated in the table below for each fiscal year:
Year	PEO(s)	Non-PEO NEOs
2022	Peter Faricy	Guthrie Dundas, Manavendra Sial, Jason MacRae, Derek Kuzak, and June Sauvaget
2021	Peter Faricy and Thomas Werner	Manavendra Sial, Regan MacPherson, Douglas Richards, and Kenneth Mahaffey
2020	Thomas Werner	Manavendra Sial, Douglas Richards, and Kenneth Mahaffey
(3)	We do not provide pension benefits to either our PEO or our other NEOs.
Compensation Actually Paid
The following table shows how we calculated compensation actually paid to our PEO (column C) and non-PEO NEOs (column E) of the Pay versus Performance Table above, starting with Summary Compensation Table total compensation values and then making adjustments to equity awards as shown below:
Year	PEO / Other NEOs in Aggregate	Summary Compensation Table Total Compensation ($)	Minus Grant Date Fair Value of Equity Awards Granted During Applicable Year ($)	Plus Year-End Fair Value of Equity Awards Granted During Applicable Year ($)	Plus Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End ($)	Plus Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year ($)	Plus Awards Granted in Prior Years That Were Forfeited During Applicable Year ($)	Equals Total Compensation Actually Paid ($)
2022	PEO	5,512,596	4,288,056	3,827,408	(316,004)	(313,551)		4,422,393
	Other NEOs	2,008,044	1,337,591	1,191,653	(174,182)	(22,133)	(1,941,223)	(275,432)
2021	Faricy	8,750,415	7,274,975	5,484,761	—	—	—	6,960,201
	Werner	4,888,537	3,989,725	2,501,708	—	987,585	00	4,388,104
	Other NEOs	1,773,457	796,254	578,313	(635,500)	987,513	(1,916,205)	(8,677)
2020	PEO	1,082,098	—	—	1,390,488	1,593,271	—	4,065,857
	Other NEOs	1,437,313	1,457,086	2,743,001	2,304,080	427,076	00	5,454,384
For the fiscal year ending January 1, 2023, the most important financial and non-financial performance measures used to link compensation actually paid to our PEO and other NEOs to company performance are Adjusted EBITDA,

Operating Cash, Adjusted EBITDA per customer, and Customer Count. Our PEO and other NEOs’ target total compensation is heavily weighted towards these four main performance goals mentioned and noted below.
Most Important Financial Performance Measures:
Adjusted EBITDA
Operating Cash
Adjusted EBITDA per customer
Customer Count
The following chart compares compensation actually paid to our NEOs with our TSR and our peer group TSR for 2020-2022. During the time period, SunPower’s TSR very closely matched that of our peer group. Pay did not align with TSR during the time period due to the impact of changes in compensation as a result of new PEO and NEO incumbents. TSR is not a performance metric under either our short- or long- term incentive plans.

The following chart compares compensation actually paid to our NEOs with our Net Income for 2020-2022. During this time period, pay did not align with Net Income due to the impact of changes in compensation as a result of new PEO and NEO incumbents. Net Income is not a performance metric under either our short- or long- term incentive programs.

The following chart compares compensation actually paid to our NEOs with our Adjusted EBITDA for 2020-2022. During the time period, pay did not align with Adjusted EBITDA due to the impact of changes in compensation as a result of new PEO and NEO incumbents. Adjusted EBITDA is a performance metric under our Executive Bonus Program/LIBP and our equity program.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2023 (except as described below) by:
•	each of our directors;
•	our named executive officers;
•	our directors, director nominees, and executive officers as a group; and
•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock
Applicable beneficial ownership percentages listed below are based on 174,901,270 shares of common stock outstanding as of March 15, 2023. The business address for each of our directors and executive officers is our corporate headquarters at 1414 Harbour Way South, Suite 1901, California 94804.
	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Number of Shares	%
Peter Faricy(2)	190,093	*
Nathaniel Anschuetz		—
Jonathan Bram		—
Jonathan Fieldsend		—
Vinayak Hegde	14,104	*
Steven Louden		—.
Thomas R. McDaniel(3)	292,402	*
Nathalie Portes-Laville		—
Vincent Stoquart		—
Guthrie Dundas(4)	18,792	*
Jason MacRae	32,054	*
Derek Kuzak	14,670	*
June Sauvaget	9,098	*
All Directors and Executive Officers as a Group (13 persons)	571,213	0.33%
Other Persons
Sol Holding, LLC(5) 1201 Louisiana St. Suite 1800 Houston, TX 77002	87,955,456	50.29%
BlackRock, Inc(6) 55 East 52nd Street New York, NY 10055	15,243,387	8.72%
*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of March 15, 2023 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 20,135 restricted stock units vesting within 60 days of March 15, 2023.
(3)	All shares of common stock are held indirectly in the McDaniel Trust dated 7/26/2000, of which Mr. McDaniel and his spouse are co-trustees.
(4)	Includes 11,065 of restricted stock units vesting within 60 days of March 15, 2023.
(5)
Based on the information contained in a Schedule 13D filed with the SEC on September 15, 2022 by Global Infrastructure Investors III, LLC, GIP III Sol Acquisition, LLC, GIP III Sol Holdings, L.P., and Global Infrastructure GP III, L.P. The foregoing have shared voting power and shared dispositive power over 87,955,456 shares of our common stock.

(6)
Based on the information contained in a Schedule 13G filed with the SEC on January 25, 2023 by BlackRock, Inc. BlackRock Inc. has sole voting power over 14,980,861 shares of our common stock and sole dispositive power over 15,243,387 shares of our common stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires certain of our executive officers and our directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and The Nasdaq Global Select Market. Such executive officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.
Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers, or greater than 10% stockholders during fiscal 2022, except as follows: (i) the Form 3 filing for Derek Kuzak in connection with his appointment as a Section 16 officer; (ii) the Form 3 filing for Jason MacRae in connection with his appointment as a Section 16 officer; and (iii) the Form 4 filing for Derek Kuzak’s acquisition of an aggregate of 77,997 restricted stock units on March 16, 2022.

COMPANY STOCK PRICE PERFORMANCE
The following graph compares the performance of an investment in our common stock from December 29, 2017, through December 31, 2022, with the Nasdaq Composite index and with the Guggenheim Solar ETF. The graph assumes $100 was invested on December 29, 2017 in our common stock at the closing price of $8.43 per share, at the closing price for the Nasdaq Composite and at the closing price for the Guggenheim Solar ETF. In addition, the graph assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

ASSUMES $100 INVESTED ON DECEMBER 29, 2017
(ASSUMES DIVIDEND REINVESTED)
UNTIL FISCAL YEAR ENDED JANUARY 1, 2023
	December 28, 2018	December 27, 2019	December 31, 2020	December 31, 2021	December 31, 2022
SunPower Corporation	60.02	94.54	304.15	247.57	213.88
NASDAQ Composite	95.38	130.47	186.69	226.63	151.61
Guggenheim Solar ETF	73.90	122.84	408.91	306.29	290.25

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of January 1, 2023 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	4,278	—	27,339
Total(1)	4,278	—	27,339
(1)
As of January 1, 2023, no options and 4,277,956 restricted stock units remained outstanding under our equity incentive plans. Under the terms of our equity incentive plans, we may issue incentive or non-statutory stock options, restricted stock awards, restricted stock units, or stock purchase rights to directors, employees, and consultants to purchase common stock. The SunPower Corporation 2015 Omnibus Incentive Plan includes an automatic share reserve increase feature effective for fiscal 2016 through fiscal 2025. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by the Board.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023
The Board, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to ratification by our stockholders.
Ernst & Young LLP has served as our auditor since May 3, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.
If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Ernst & Young LLP
Ernst & Young LLP fees incurred by us for fiscal 2021 and 2022 were as follows:
Services	2021 ($)	2022 ($)
Audit Fees	3,244,820	4,922,927
Audit-Related Fees	554,900	798,737
Tax Fees	948,054	778,683
All Other Fees	0	0
Total	4,747,774	6,500,347
•
Audit Fees: Audit fees for fiscal 2021 and 2022 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews, and assistance with documents that we filed with the SEC (including our Forms 10-Q and 8-K) for periods covering fiscal 2021 and 2022.

•
Audit-Related Fees: Audit-related fees for 2021 and 2022 were for professional services rendered in connection with consultations with management on various accounting matters, including sell-side due diligence with respect to the sale of our C&I Solutions business.

•	Tax Fees: Tax fees for 2021 and 2022 were for tax compliance and consulting services.
Audit Committee Pre-Approval
As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chair of the Audit Committee. If the Chair exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.
During fiscal 2021 and 2022, all services provided to us by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policy described above. The scope and services were reviewed and approved by the Audit Committee before the services were rendered. Ernst & Young LLP and our Audit Committee have each concluded that Ernst & Young LLP’s objectivity and ability to exercise impartial judgment on all issues encompassed with the audit engagement has not been impaired because (i) the services did not include prohibited non-audit related services and (ii) the fees we paid were insignificant both to Ernst & Young LLP and to SunPower.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023 requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. We do not expect “broker non-votes” on this proposal since this proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against this proposal.

APPENDIX A

Use of Non-GAAP Financial Measures
Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)
The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a subsidiary and equity method investee of TotalEnergies SE, a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of TotalEnergies SE.
•
Mark-to-market loss (gain) in equity investments: The company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under U.S. GAAP, mark-to-market gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by TotalEnergies SE. Further, we elected the Fair Value Option (“FVO”) for some of our equity method investments, and we adjust the carrying value of those investments based on their fair market value calculated periodically. Such option is not available under IFRS, and equity method accounting is required for those investments. We believe that excluding these adjustments on equity investments is consistent with our internal reporting process as part of its status as a subsidiary and equity method investee of TotalEnergies SE and better reflects our ongoing results.

Other Non-GAAP Adjustments
•
Results of operations of businesses exited/to be exited: The company excludes the results of operations of our legacy businesses that we have exited, or to be exited, from our Non-GAAP results. These legacy businesses include our light commercial business that we exited starting in the first fiscal quarter of 2022 to reinforce the Company’s strategic direction to focus solely on the residential solar market, Hillsboro, Oregon facility that ceased manufacturing and revenue generation in the first quarter of 2021, as well as, results of our legacy power plant and legacy O&M businesses. We are not doing new activities for these businesses, and the remaining activities comprise of fulfillment of existing outstanding orders, true-up of estimated milestones payments, settlement of certain warranty obligations on projects and other wind-down activities. As such, these are excluded from our non-GAAP results as they are not reflective of our ongoing operating results.

•
Loss/Gain on sale and impairment of residential lease assets: In fiscal 2018 and 2019, in an effort to sell all the residential lease assets owned by us, we sold membership units representing a 49% membership interest in majority of our residential lease business and retained a 51% membership interest. We recorded impairment charges based on the expected fair value for a portion of residential lease assets portfolio that was retained. Depreciation savings from the unsold residential lease assets resulting from their exclusion from non-GAAP results historically are excluded from our non-GAAP results as they are not reflective of ongoing operating results.

•
Stock-based compensation: Stock-based compensation relates primarily to our equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. We believe that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Litigation: The company may be involved in various instances of litigation, claims and proceedings that result in payments or recoveries. We exclude gains or losses associated with such events because the gains or losses do not reflect our underlying financial results in the period incurred. We also exclude expenses pertaining to litigation relating to businesses that discontinued as a result of the spin-off of Maxeon Solar, for which we are indemnifying them. We believe that it is appropriate to exclude such charges from our non-GAAP results as they are not reflective of ongoing operating results.

•
Transaction-related costs: In connection with material transactions such as acquisition or divestiture of a business, the company incurred transaction costs including legal and accounting fees. We believe that it is appropriate to exclude these costs from our non-GAAP results as they would not have otherwise been incurred as part of the business operations and therefore are not reflective of ongoing operating results.

•
Amortization of intangible assets and software: The company incurs amortization of intangible assets as a result of acquisitions, primarily from the Blue Raven acquisition, which includes brand, non-compete arrangements, and purchased technology. In addition, we also incur amortization of our capitalized internal-use software costs once the software has been placed into service, until the end of the useful life of the software. These capitalized internal-use software costs are related to the implementation of our new enterprise resource planning (“ERP”) system we implemented during fiscal 2022. We believe that it is appropriate to exclude these amortization charges from our non-GAAP results as they are non-recurring in nature, and are therefore not reflective of ongoing operating results.

•
Gain/Loss on business divestitures, net: In the second quarter of fiscal 2021, we sold a portion of our residential lease business and certain commercial projects. We recognized a gain and a loss relating to these business divestitures, respectively. We believe that it is appropriate to exclude such gain and loss from the company's non-GAAP financial measures as it is not reflective of ongoing operating results.

•
Executive transition costs: The company incurs non-recurring charges related to the hiring and transition of new executive officers. During fiscal 2021, we appointed a new chief executive officer, as well as other chief executives, and we are investing resources in those executive transitions, and in developing new members of management as we complete our transformation. We believe that it is appropriate to exclude these from our non-GAAP results as they are not reflective of ongoing operating results.

•
Acquisition-related costs: The company incurred certain costs in connection with the acquisition of Blue Raven, that were either paid as part of the transaction or paid in the following year, but are considered post-acquisition compensation under the applicable GAAP framework due to the nature of such items. A majority of the expense incurred in fourth quarter of fiscal 2021 represents cash paid to certain employees of Blue Raven for settlement of their pre-existing share-based payment plan, in excess of the respective fair value. For fiscal 2022, other post-combination expenses include change in fair value of contingent consideration as well as deferred post-combination employment expense payable to certain Blue Raven employees and sellers. We believe that it is appropriate to exclude these from our non-GAAP results as they are directly related to the acquisition transaction and non-recurring in nature, and are therefore not reflective of ongoing operating results.

•
Business reorganization costs: In connection with the spin-off of Maxeon into an independent, publicly traded company, we incurred non-recurring charges on third-party legal and consulting expenses, primarily to enable in separation of shared information technology systems and applications. In addition, we incurred certain non-recurring costs upon amendment, settlement or termination of historical agreements with Maxeon to fully enable separate independent operations of the two companies that is focused on our respective core business. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•
Restructuring charges (credits): The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Although the Company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•
Equity income from unconsolidated investees: The company accounts for our minority investments in dealers included in the Dealer Accelerator Program using the equity method of accounting and recognize our proportionate share of the reported earnings or losses of the investees through net income. We do not control or manage the investees’ business operations and operating and financial policies. Therefore, we believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•
Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. Our non-GAAP tax amount is based on estimated cash tax expense and reserves. We forecast our annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of our tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense, or tax impact of non-recurring items.

•	Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, we exclude the impact of the following items during the period:
•	Cash interest expense, net of interest income
•	Provision for income taxes
•	Depreciation
For more information about these non-GAAP financial measures, please see the tables captioned “Reconciliations of GAAP Measures to Non-GAAP Measures” set forth in our Form 8-K filed on February 15, 2023.

SUNPOWER®

SUNPOWER CORPORATION
1414 HARBOUR WAY SOUTH, SUITE 1901
RICHMOND, CA 94804

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VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **www.virtualshareholdermeeting.com/SPWR2023**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V07496-P88389 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNPOWER CORPORATION

	For All	Withhold All	For All Except
1. The re-election of three directors to serve as Class III directors on the Board of Directors;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter Faricy
02) Nathaniel Anschuetz
03) Thomas McDaniel

	For	Against	Abstain
2. The approval, in an advisory vote, of our named executive officer compensation;	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. The proposal to approve, in an advisory vote, whether a stockholder advisory vote on our named executive officer compensation should be held every (a) one year, (b) two years, or (c) three years;	☐	☐	☐	☐

NOTE: In their discretion, Peter Faricy, Guthrie Dundas, Eileen Evans, or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V07497-P88389

SUNPOWER CORPORATION
PROXY FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2023 Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2023 and hereby appoints Peter Faricy, Guthrie Dundas and Eileen Evans, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2023 Annual Meeting of Stockholders of SunPower Corporation to be held on May 11, 2023, at 9:00 a.m. Pacific Time, at *www.virtualshareholdermeeting.com/SPWR2023* and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES; FOR (2) THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; 1 YEAR ON (3) THE PROPOSAL TO APPROVE, IN AN ADVISORY VOTE, WHETHER A STOCKHOLDER ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION SHOULD BE HELD EVERY (A) ONE YEAR, (B) TWO YEARS, OR (C) THREE YEARS; AND FOR (4) THE RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side